Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ZUORA, INC.,

ZODIAC PURCHASER, L.L.C.

and

ZODIAC ACQUISITION SUB, INC.

October 17, 2024

i

ii

Exhibit A – Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

Exhibit B – Form of By-laws of Surviving Corporation

Exhibit C – Form of Voting, Support and Rollover Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated October 17, 2024, is entered into by and among Zuora, Inc., a Delaware corporation (the “Company”), Zodiac Purchaser, L.L.C., a Delaware limited liability company (“Parent”), and Zodiac Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company Board has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”);

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement, providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”), the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board determine that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders and adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that, subject to approval by the Company Board, the Company Board submit this Agreement to the Company’s stockholders entitled to vote thereon for adoption thereby and resolve to recommend that such stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the Company Board, upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) directed that this Agreement be submitted to the Company’s stockholders entitled to vote thereon for adoption thereby and resolved to recommend that such stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, (i) Silver Lake Alpine II, L.P. and Hux Investment Pte. Ltd. (each, an “Equity Investor” and together, the “Equity Investors”) are entering into equity financing commitment letters in favor of Parent (each, an “Equity Commitment Letter” and together, the “Equity Commitment Letters”), pursuant to which each Equity Investor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein, and (ii) Silver Lake Alpine II, L.P. and Hux Investment Pte. Ltd. (each, a “Guarantor” and together, the “Guarantors”) is entering into guarantees in favor of the Company (each, a “Guarantee” and together, the “Guarantees”) with respect to, subject to the terms and conditions therein, certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, (i) the Boards of Directors of Merger Sub and the sole member of Parent have each (i) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement; and

WHEREAS, substantially concurrently with the delivery of this Agreement and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Tien Tzuo and certain of his Affiliates that hold shares of Company Common Stock (collectively, the “Supporting Stockholders”) have entered into a voting, support and rollover agreement with the Company, Parent and an Affiliate of Parent, substantially in the form attached hereto as Exhibit C (the “CEO Support and Rollover Agreement”), pursuant to which, among other things, the Supporting Stockholders have agreed, subject to the terms and conditions set forth therein, to vote in favor of the transactions contemplated by this Agreement and contribute certain shares of Company Common Stock held by such Supporting Stockholders (collectively, the “CEO Rollover Shares”) to such Affiliate of Parent immediately prior to the Merger (the “CEO Rollover”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01          Definitions.

(a)          As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use terms not materially less restrictive in the aggregate to the counterparty thereto than the confidentiality and use terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Article 6.  Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a potential acquisition of, or business combination with, the Company (which confidentiality agreement remains in effect and has confidentiality and use restrictions that do not expire or terminate before the twelve-month anniversary of the date of this Agreement) shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes under this Agreement.

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of the outstanding Common Stock or voting power of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of the outstanding Common Stock or voting power of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (iv) any direct or indirect merger, consolidation, share exchange, business combination, joint venture, partnership, recapitalization, reorganization or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise provided that, the Supporting Stockholders shall not be deemed to be an “Affiliate” of the Company or any of its Subsidiaries. Notwithstanding the foregoing, (a) Parent and Merger Sub shall not be deemed to be Affiliates of the Company or its Subsidiaries, (b) Silver Lake Group, L.L.C. (“Silver Lake”) or each Equity Investor or each of their respective affiliated investment funds and vehicles and portfolio companies (as such term is commonly understood in the private equity industry) shall not be deemed to be Affiliates of (i) the Company or any of its Subsidiaries or (ii) Parent or Merger Sub, except in case of clause (ii) for purposes of, as applicable, Section 4.25, Section 5.08(d), Section 6.18(a) (except, in the case of Section 6.18(a), any Person other than Silver Lake and its affiliated investment funds), Section 9.16, the definitions of “Company Material Adverse Effect”, “Representatives”, “Third Party”, “Unaffiliated Company Stockholders” and “Parent Related Parties” and as used in Section 6.12(g), and (c) the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent or Merger Sub or of Silver Lake or its affiliated investment funds or portfolio companies (as such term is commonly understood in the private equity industry).

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration, plus the aggregate Option Payments, plus the aggregate RSU Payments payable in respect of Company RSUs that are fully vested as of the Closing, plus the aggregate PSU Payments payable in respect of Company PSUs that are fully vested as of the Closing, and plus the aggregate Warrant Cash Amount. For the avoidance of doubt, the Aggregate Merger Consideration does not include any payments or amounts in respect of the Rollover Shares.

“Anti-Corruption Laws” means laws related to bribery, corruption, kickbacks, racketeering, fraud, or other improper payments including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, and any other applicable anti-corruption laws.

“Anti-Money Laundering Laws” means laws related to money laundering, anti-terrorism, proceeds of crime, or financial record keeping, including without limitation the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and any other applicable anti-money laundering laws.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any supranational, international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Redwood City, California are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Closing Date” means the date of the Closing.

“Closing Indebtedness”  means the aggregate amount of obligations (including in respect of outstanding principal and accrued and unpaid interest) of the Company and its Subsidiaries in respect of indebtedness for borrowed money under the Company Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the annual period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means January 31, 2024.

“Company Board” means the Board of Directors of the Company.

“Company Credit Agreement” means that certain Loan and Security Agreement, dated as of June 14, 2017, among Silicon Valley Bank, the Company, Zuora Services, LLC and Leeyo Software, Inc., as amended by the First Amendment to Loan and Security Agreement, dated October 11, 2018, the Second Amendment to Loan and Security Agreement, dated January 19, 2021, and the Third Amendment to Loan and Security Agreement, dated October 11, 2022, and as may be further amended, supplemented or modified.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Employee Plan” means (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (ii) each employment, severance or similar contract, plan, arrangement, or policy and (iii) each other plan or arrangement providing for compensation (including variable cash compensation and sales commissions), incentive, bonuses, profit-sharing, stock, stock option or other equity-related rights (including restricted stock units and stock purchase rights) or other forms of incentive or deferred compensation, health or medical care and benefits, employee assistance program, education or tuition assistance programs, disability, hospitalization, death or sick leave benefits, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits, termination, change in control, retention, pension, savings, vacation, cafeteria, dependent care, and each insurance and other similar fringe or similar employee benefit contract, plan, arrangement, agreement or policy, whether or not in writing, whether funded or unfunded, is maintained, administered, contributed to or required to be contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former employees, directors or consultants of the Company or any Subsidiary of the Company.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and the Company PSUs.

“Company Financial Advisor” means Qatalyst Partners LP or another independent financial advisor of nationally recognized reputation.

“Company Financial Information” means the financial statements of the Company required to be delivered in order to satisfy the condition set forth in Paragraph 4 of Exhibit C to the Debt Commitment Letter (as in effect on the date hereof).

“Company Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions or facts, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (y) would reasonably be expected to materially impede or prevent the consummation of the Merger by the Company; provided, however, that, in the case of clause (x) only, none of the following (alone or in combination) shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)          the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any litigation or any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, technology and other partners, suppliers, vendors, Governmental Authorities or other Third Parties related thereto (other than for purposes of the representations and warranties contained in Section 4.03 and Section 4.04 and the related conditions to Closing));

(B)         the identity of Parent or any of its Affiliates as the acquiror of the Company, or any facts or circumstances concerning Parent or any of its Affiliates, including any communication by any of them regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees;

(C)         general business, economic or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States or elsewhere in the world, or changes therein, including changes in interest or exchange rates or any suspension of trading in securities on the NYSE;

(D)         general conditions in any industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world in which the Company and its Subsidiaries operate, or changes therein;

(E)         any changes in GAAP or other accounting standards (or the enforcement or interpretation thereof);

(F)         any changes in Applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(G)         the taking of any action, or refraining from taking any action, in each case at the direction of Parent or Merger Sub, with either of their prior written consent or as expressly required by this Agreement, or the taking of any action by Parent, Merger Sub or any of their Affiliates (in each case, other than as required or contemplated by the first sentence of Section 6.01(a));

(H)         any Transaction Litigation or any demand or Proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(I)          any outbreak, continuation or escalation of acts of terrorism, hostilities, sabotage or war (whether or not declared, including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events, fires or natural or man-made disaster or act of God, including any worsening of such conditions existing as of the date hereof;

(J)          the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;

(K)         any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), any change in the Company’s credit ratings, or any change in the price or trading volume of shares of the Company Common Stock (it being understood that the underlying causes of such failures or changes in this clause (K) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition); or

(L)         any computer hacking, data breaches, ransom-ware, cybercrime or cyberterrorism (including by a nation-state or nation state-sponsored threat actor) effecting or impacting, or outage of or termination by a web-hosting platform or data center provider providing services to, the Company or any of its Subsidiaries or their respective businesses;

provided that in the case of clauses (C), (D), (E), (F), (I), and (L), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company PSUs” means each restricted stock unit covering shares of Company Common Stock outstanding immediately prior to the Effective Time that is subject in whole or in part to performance-based vesting conditions, including performance goals or metrics, that was granted under any Company Stock Plan.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Company RSU” means each restricted stock unit covering shares of Company Common Stock outstanding immediately prior to the Effective Time that is subject to vesting conditions based solely on continued employment or service that was granted under any Company Stock Plan.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted under any Company Stock Plan.

“Company Stock Plan” means any of the Company’s 2006 Stock Plan, 2015 Equity Incentive Plan and 2018 Equity Incentive Plan, each as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Company Termination Fee” means an amount equal to $50,500,000.

“Company Warrants” means warrants to purchase shares of Class A Common Stock issued to Silver Lake Alpine II, L.P. pursuant to the Warrant Agreements and in connection with the Investment Agreement, dated as of March 2, 2022, by and among the Company and Silver Lake Alpine II, L.P. and the other parties named therein.

“Contract” means any legally binding contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Convertible Notes” means the Company’s 3.95% / 5.50% Convertible Senior Notes due March 31, 2029 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Documents” means the Convertible Notes and the Convertible Notes Indenture.

“Convertible Notes Indenture” mean the Indenture, dated as of March 24, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplement Indenture, dated September 22, 2023 and as further amended and supplemented from time to time.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act

“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other Representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.

“Debt Financing Sources” means, at any time, the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) (including the parties to the Debt Commitment Letter and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers and other entities that have committed to provide or arrange all or part of the Debt Financing.

“Environmental Law” means any Applicable Law or Order concerning pollution, public or worker health or safety, or protection of the environment, including any such Applicable Law or Order relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of, or exposure to, any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued or required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” means the Company’s 2018 Employee Stock Purchase Plan, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Control Laws” means, to the extent applicable to the Company or its Subsidiaries, the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Company and its Subsidiaries and their respective operations from time to time.

“Foreign Employee Plan” means any Company Employee Plan that is maintained pursuant to or is subject to the laws of a country other than the United States, or provides compensation or benefits to participants providing services primarily outside of the United States.

“Foreign Investment Laws” means all Applicable Laws relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any prime contract or subcontract at any tier, including all amendments, modifications and options thereunder or relating thereto, entered into by the Company or any of its Subsidiaries with any Governmental Authority.

“Governmental Authority” means (i) any government or any nation, state, supra-national body, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, arbitrator, court, tribunal, arbitral body, commission, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), minister, self-regulatory organization (including the NYSE) or other instrumentality legally entitled to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material, per- or polyfluoroalkyl substance, or polychlorinated biphenyl, as listed, defined or regulated (or any other substance, material or waste for which liability or standards of conduct may be imposed) under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Information Privacy and Security Laws” means any Applicable Law (including any legally binding directive or guidance) issued by a Governmental Authority and any applicable self-regulatory guidelines that the Company or a Subsidiary is obligated to comply with under any Law or Contract, in each case governing: (a) the privacy, protection, security or Processing of Personal Information, (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing, (c) cybersecurity or (d) data security. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following, in each case, to the extent applicable to the Company or any of its Subsidiaries: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the Fair and Accurate Credit Transactions Act, the Health Insurance Portability and Accountability Act of 1996, as amended, including as amended by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the applicable provisions of the 21st Century Cures Act, and Public Law 116-321, and implementing regulations, including 45 C.F.R. Parts 160, 162, and 164 (collectively, “HIPAA”), the Gramm-Leach-Bliley Act, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, state privacy laws, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, the EU General Data Protection Regulation 2016/679 (“GDPR”) (and any applicable European Union member states’ laws and regulations implementing it), the GDPR it forms part of the law of the UK by virtue of section 3 of the European Union (Withdrawal) Act 2018 as amended, the UK Data Protection Act 2018, the European Directive 2002/58/EC including as implemented into the law of the UK by the Privacy and Electronic Communications Regulations, the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection, data privacy or data security Laws, including, to the extent applicable, consumer health data Laws and the Federal Trade Commission health breach notification.

“Intervening Event” means a material positive fact, event, change, development or circumstance with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, taken as a whole, not known by the Special Committee as of or prior to the date hereof; provided, that (A) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Mergers or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Company Common Stock, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to clauses (C) and (D), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of each of the individuals identified in Section 1.01(b) of the Company Disclosure Schedule after reasonable inquiry of such individual’s direct reports.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance restriction in respect of such property or asset.

“Made Available” means that such information, document or material was:  (i) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (ii) delivered to Parent or Parent’s Representatives via electronic mail, in hard copy form or via Datasite or similar service prior to the execution of this Agreement; or (iii) made available for review by Parent or Parent’s Representatives in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement, in each case, at least 24 hours prior to the execution of this Agreement.

“Minimum Cash Amount” means an amount equal to $400,000,000.

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, determination, ruling, writ, assessment or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator of competent jurisdiction that is binding upon or applicable to such Person or its property.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent and delivered to the Company prior to or simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, change, occurrence, development or state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Merger or materially impair or materially delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes, assessments, utilities or other governmental charges or levies that are (A) not yet due and payable (or are due and payable without penalty) or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in  accordance with GAAP, (iii) the interests of lessors and sublessors in the underlying fee estate or superior leasehold interest of any Company Leased Real Properties and other statutory Liens in favor of lessors and sublessors for amounts not yet due and payable, (iv) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (v) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens not yet past due or other similar encumbrances arising or incurred in the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (viii) nonexclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, (ix) Liens permissible under any applicable loan agreements or indentures, (x) Liens that do not materially adversely affect the use of or impair the value of the asset or property subject to such Liens, (xi) any Liens that would be discharged or released at or prior to the Closing, (xiii) Liens provided by operation of law, and (xiv) any Lien securing capital lease obligations or purchase money debt.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Privacy Obligations” means contractual obligations of the Company related to the Processing of Personal Information, privacy and data security and, in each case, to the extent legally binding upon the Company or a Subsidiary, (a) all internally or externally published policies (including privacy policies) of the Company or its Subsidiaries relating to their creation, collection, receipt, protection, use, disclosure, transfer, transmission, storage, maintenance, retention, deletion, disposal, modification and/or processing, including by means of AI Technology (as defined below) (collectively, “Processing”) of Personal Information (as defined below), (b) published (internally or externally) statements, representations, obligations, promises and commitment of the Company or its Subsidiaries relating to privacy, security or the Processing of Personal Information, (c) Information Privacy and Security Laws, and/or (d) applicable binding industry standards with respect to Personal Information, privacy and security.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, investigation or similar legal proceeding commenced, brought, pending, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors, financial advisors, attorneys, accountants, consultants, financing sources, agents and other authorized representatives of such Person and such Person’s Affiliates, acting solely in such capacity.

“Rollover Agreements” means (i) the CEO Support and Rollover Agreement and (ii) any rollover agreement entered into after the date hereof between an Affiliate of Parent, on the one hand, and any holder of Company Common Stock, on the other hand.

“Rollover Shares” means (i) the CEO Rollover Shares and (ii) any shares of Company Common Stock that are contributed by a Rollover Stockholder to an Affiliate of Parent by pursuant to a Rollover Agreement.

“Rollover Stockholders” means any holder of Company Common Stock who enters into a Rollover Agreement, including the Supporting Stockholders.

“Sanctioned Jurisdiction” means at any time, any country, region, or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, Kherson, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Party” means any Person that is (i) listed on any Sanctions-related lists including those issued by the United States government, including the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce,  the United Nations Security Council, the European Union, any EU Member State, or HM’s Treasury of the United Kingdom, or any other applicable Sanctions authority with jurisdiction over the Company or its subsidiaries (excluding any counter-sanctions regimes imposed by the Russian Federation or the People’s Republic of China); (ii) operating, organized or resident in a Sanctioned Jurisdiction; (iii) owned or controlled by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (i) and (ii); or (iv) otherwise a subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce, the United Nations Security Council, the European Union, any EU Member State, or HM’s Treasury of the United Kingdom or any other applicable Sanctions authority with jurisdiction over the Company or its subsidiaries (excluding any counter-sanctions regimes imposed by the Russian Federation or the People’s Republic of China).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee Financial Advisor” means Qatalyst Partners LP or another independent financial advisor of nationally recognized reputation.

“Subsidiary” of any Person means another Person (other than an individual), of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal that (i) was not the result of a material breach of Section 6.02 or Section 6.03 and (ii) the Company Board or any committee thereof determines in good faith (after consultation with a Company Financial Advisor (or, in the case of the Special Committee, a Special Committee Financial Advisor) and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, (x) is reasonably capable of being consummated in accordance with its terms and (y) would, if consummated, result in a transaction that is more favorable to the Unaffiliated Company Stockholders from a financial point of view than the Merger (including any revisions to the terms of this Agreement, the Guarantees and the Financing Commitment Letters proposed by Parent in writing prior to the time of such determination); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” or “less than 80%” shall be deemed to be references to “more than 50%” or “less than 50%”, respectively.

“Tax” means any tax, charge, fee, levy or other like governmental assessment or charge (including withholding required by applicable tax law on amounts paid to or by any Person and any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge in the nature of taxes), together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including any schedule or attachment thereto, information returns, any document accompanying payments of estimated Taxes, and any amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the assessment, determination, collection or imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Transaction Litigation” means any claim, demand or Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such claim, demand or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board or the Special Committee, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the Internal Revenue Service.

 “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) the Rollover Stockholders, (ii) Silver Lake or its Affiliates (including Parent and Merger Sub), (iii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iv) those members of the Company Board who are (A) not members of the Special Committee or (B) members designated by an Affiliate of Silver Lake.

“U.S. Employee Plan” means any Company Employee Plan that is maintained pursuant to or is subject to the laws of the United States.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar state or local Applicable Law.

“Warrant Agreements” means, collectively, (i) the Warrant to Purchase Shares of Common Stock of the Company at an exercise price per share of $20.00, dated March 24, 2022, by and between the Company and Silver Lake Alpine II, L.P., (ii) the Warrant to Purchase Shares of Common Stock of the Company at an exercise price per share of $22.00, dated March 24, 2022, by and between the Company and Silver Lake Alpine II, L.P. and (iii) the Warrant to Purchase Shares of Common Stock of the Company at an exercise price per share of $24.00, dated March 24, 2022, by and between the Company and Silver Lake Alpine II, L.P, each as amended from time to time.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act, or the failure to cure such breach, would cause or constitute such material breach.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	1.01(a)
Acquisition Proposal	1.01(a)
Adverse Recommendation Change	6.03(a)
Affiliate	1.01(a)
Aggregate Merger Consideration	1.01(a)
Agreement	Preamble
Anti-Corruption Laws	1.01(a)

Anti-Money Laundering Laws	1.01(a)
Antitrust Laws	1.01(a)
Applicable Law	1.01(a)
Business Day	1.01(a)
CARES Act	1.01(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Class A Common Stock	2.03(a)
Class B Common Stock	2.03(a)
Closing	2.01
Closing Date	1.01(a)
Closing Indebtedness	1.01(a)
Code	1.01(a)
Company	Preamble
Company Balance Sheet	1.01(a)
Company Balance Sheet Date	1.01(a)
Company Board	1.01(a)
Company Credit Agreement	2.03(a)
Company Balance Sheet Date	1.01(a)
Company Disclosure Schedule	1.01(a)
Company Employee Plan	1.01(a)
Company Equity Awards	1.01(a)
Company Financial Advisor	1.01(a)
Company Financial Information	1.01(a)
Company Intellectual Property	4.21(l)(i)
Company Leased Real Property	4.22(b)
Company Material Adverse Effect	1.01(a)
Company Preferred Stock	4.05(a)
Company PSUs	1.01(a)
Company Recommendation	4.02(b)
Company Return	1.01(a)
Company RSU	1.01(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stock Option	1.01(a)
Company Stock Plan	1.01(a)
Company Termination Fee	1.01(a)
Company Warrants	1.01(a)
Confidentiality Agreement	6.19
Contract	1.01(a)
Convertible Notes	1.01(a)
Convertible Notes Documents	1.01(a)
Convertible Notes Indenture	1.01(a)
Copyrights	4.21(l)(ii)(C)
COVID-19	1.01(a)
COVID-19 Measures	1.01(a)

Current Premium	6.11(a)
Debt Financing Related Parties	1.01(a)
Debt Financing Sources	1.01(a)
Delaware Courts	9.07
DGCL	Recitals
DOJ	6.12(b)
Effective Time	2.02(b)
End Date	8.01(b)
Environmental Law	1.01(a)
Environmental Permits	1.01(a)
Equity Commitment Letter	Recitals
Equity Financing	5.08
Equity Investor	Recitals
ERISA	1.01(a)
ERISA Affiliate	1.01(a)
ESPP	1.01(a)
Exchange Act	1.01(a)
Exchange Agent	2.04(a)
Export Control Laws	1.01(a)
Final Exercise Date	2.06(d)
Financing Purposes	5.08(b)
Foreign Employee Plan	1.01(a)
Foreign Investment Laws	1.01(a)
FTC	6.12(b)
GAAP	1.01(a)
Government Contract	1.01(a)
Governmental Authority	1.01(a)
Governmental Authorizations	1.01(a)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	1.01(a)
HSR Act	1.01(a)
Indemnified Party	6.11(b)
Indemnified Party Proceeding	6.11(b)
Information and Privacy Security Laws	1.01(a)
Intellectual Property	4.21(l)(ii)
Intervening Event	1.01(a)
IRS	1.01(a)
Knowledge of the Company	1.01(a)
Lien	1.01(a)
Made Available	1.01(a)
Marks	4.21(l)(ii)(B)
Material Contract	4.15(b)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble

Minimum Cash Amount	1.01(a)
Notice of Intervening Event	6.03(b)(ii)(A)
Notice of Superior Proposal	6.03(b)(i)(A)
NYSE	1.01(a)
Open Source Software	4.21(l)(iii)
Option Payments	2.06(a)
Order	1.01(a)
Parent	Preamble
Parent Benefit Plans	6.07(b)
Parent Disclosure Schedule	1.01(a)
Parent Material Adverse Effect	1.01(a)
Parent Termination Fee	9.04(d)
Patents	4.21(l)(ii)(A)
Payment Fund	2.04(a)
Permitted Liens	1.01(a)
Person	1.01(a)
Privacy Obligations	1.01(a)
Proceeding	1.01(a)
Processing	1.01(a)
Proxy Statement	6.04(b)
PSU Payments	2.06(c)
Representatives	1.01(a)
Rollover Agreements	1.01(a)
Rollover Shares	1.01(a)
Rollover Stockholders	1.01(a)
RSU Payments	2.06(b)
Sanctioned Jurisdiction	1.01(a)
Sanctioned Party	1.01(a)
Sanctions	1.01(a)
Sarbanes-Oxley Act	1.01(a)
SEC	1.01(a)
Securities Act	1.01(a)
Silver Lake	1.01(a)
Solvent	5.09
Special Committee	Recitals
Special Committee Financial Advisor	1.01(a)
Special Committee Recommendation	4.02(b)
Specified Action	6.12(d)
Stockholder Approval	4.02(c)
Stockholder Meeting	6.04(a)
Subsidiary	1.01(a)
Superior Proposal	1.01(a)
Support Agreements	Recitals
Supporting Stockholders	Recitals
Surviving Corporation	2.02(c)
Tax	1.01(a)

Tax Return	1.01(a)
Taxing Authority	1.01(a)
Third Party	1.01(a)
Third Party Rights	4.21(c)
Trade Laws	4.13(b)
Trade Secrets	4.21(l)(ii)(D)
Transaction Litigation	1.01(a)
Treasury Regulations	1.01(a)
Trustee	1.01(a)
Unaffiliated Company Stockholders	1.01(a)
U.S. Employee Plan	1.01(a)
WARN Act	1.01(a)
Warrant Agreements	1.01(a)
Warrant Cash Amount	2.07
Willful and Material Breach	1.01(a)
Withholding Person	2.09

Section 1.02          Other Definitional and Interpretative Provisions.  The words “hereof,” “hereto”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time.  References to “$” and “dollars” are to the currency of the United States.  References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.  References to “days” shall mean “calendar days” unless expressly stated otherwise. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company.  The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to the “ordinary course of business” refer to the ordinary course of business of the Company and its Subsidiaries, taken as a whole. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

ARTICLE 2
THE MERGER

Section 2.01          The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Eastern time, on the third (3rd) Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided that, notwithstanding the satisfaction or, to the extent permitted hereunder, waiver of the conditions to the Merger set forth in Article 7, unless otherwise agreed in writing by Parent, the Closing shall not occur prior to January 27, 2025.  The Closing shall be held at the offices of Goodwin Procter LLP, 601 Marshall Street, Redwood City, California 94063, unless another place is agreed to in writing by the parties hereto; provided that the parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

Section 2.02          The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b)          The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)          At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 2.03          Conversion of Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)          except as otherwise provided in Section 2.03(b) or Section 2.05, each share of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) and Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $10.00 per share in cash without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b)          each share of Company Common Stock held in the treasury of the Company, each Rollover Share and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)          each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04          Surrender and Payment.

(a)          Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. (or its successor) as the exchange agent (or such other nationally recognized exchange agent agreed to between the parties hereto) (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock. Prior to the Effective Time, Parent shall enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company, with such Exchange Agent for the payment of the Merger Consideration in accordance with this Agreement. Immediately following the Effective Time, (x) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate per share Merger Consideration (less the amount of cash directed by Parent to be deposited by the Company pursuant to clause (y)) and (y) at the written request of Parent at least three (3) Business Days prior to the Closing, the Company shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time an amount in cash as specified by Parent in such written notice in an amount not to exceed the Company’s then-available cash on hand (the “Payment Fund”).  To the extent, following the deposits contemplated by the preceding clauses (x) and (y), such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.  The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, and following any losses Parent shall (or shall cause the Surviving Corporation to) promptly provide additional funds to the Exchange Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States.  Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(b)          Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.09) to the Exchange Agent) for use in such exchange.  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate, within two (2) Business Days, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the Exchange Agent.  Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e)          If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

(f)          Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

Section 2.05          Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by a holder or beneficial owner who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into, nor represent, a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such owner fails to perfect, effectively withdraws or validly waives or loses such owner’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such owner is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share.  The Company shall provide Parent prompt written notice and copies of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL or that relates to a demand for an appraisal, and Parent shall have the opportunity and right to participate in and direct all negotiations and Proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not (x) waive any failure to timely deliver a written demand for appraisal or otherwise comply with Section 262 of the DGCL or (y) make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06          Company Equity Awards; ESPP.

(a)          Immediately prior to the Effective Time, without any action on the part of the holders thereof, each outstanding Company Stock Option, whether or not vested and exercisable, that has a per share exercise price that is less than the Merger Consideration, shall be canceled and, in exchange therefor, each former holder of any such Company Stock Option shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess of the Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Stock Option immediately prior to the Effective Time (such amounts payable hereunder, the “Option Payments”).  Immediately prior to the Effective Time, without any action on the part of the holders thereof, each outstanding Company Stock Option, whether or not vested and exercisable, that has a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.  From and after the Effective Time, the holder of any canceled Company Stock Option shall only be entitled to receive the Option Payment payable in respect of such canceled Company Stock Option, if any, pursuant to this Section 2.06(a).  Prior to the Effective Time, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate Option Payments to an account identified by the Company.  The Option Payments described in this Section 2.06(a) shall be made by the Surviving Corporation no later than its first regularly scheduled payroll date that occurs at least five (5) Business Days following the Effective Time, without interest.  All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.09.

(b)          Immediately prior to the Effective Time, without any action on the part of the holders thereof, each award of outstanding Company RSUs, whether or not vested, shall be canceled and, in exchange therefor, each former holder of any such award of Company RSUs shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such award of Company RSUs by (ii) the Merger Consideration, except that such amount shall vest and become payable by the Surviving Corporation subject to and in accordance with the vesting schedule applicable to the corresponding Company RSU immediately prior to the Effective Time and to which such payment relates and otherwise be subject to the same terms and conditions (including any acceleration provisions) as were applicable to such Company RSU immediately prior to the Effective Time (such amounts payable hereunder, the “RSU Payments”).  From and after the Effective Time, the holder of any canceled award of Company RSUs shall only be entitled to receive the RSU Payment in respect of such canceled award of Company RSUs.  The RSU Payments described in this Section 2.06(b) shall be made by the Surviving Corporation no later than its first regularly scheduled payroll date that occurs at least five (5) Business Days following each vesting date set forth in the applicable award agreement and/or change in control agreement or arrangement (as applicable), without interest; provided that such payment shall be made at such other time or times following the Effective Time, consistent with the terms of the Company RSUs to the extent necessary to avoid the imposition of additional Tax under Section 409A of the Code.  All payments provided pursuant to this Section 2.06(b) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.09.

(c)          Immediately prior to the Effective Time, without any action on the part of the holders thereof, each award of outstanding Company PSUs, whether or not vested, shall be canceled and, in exchange therefor, each former holder of any such award of Company PSUs (other than any award of PSUs that is forfeited in accordance with its terms if the applicable performance condition is not satisfied prior to the Effective Time) shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such award of Company PSUs immediately prior to the Effective Time, with the number of shares of Company Common Stock subject to any such award determined in accordance with the terms of the applicable award agreement governing such Company PSU, by (ii) the Merger Consideration, except that such amount shall vest and become payable by the Surviving Corporation subject to and in accordance with any applicable performance conditions and the vesting schedule applicable to the corresponding Company PSU immediately prior to the Effective Time and to which such payment relates and otherwise be subject to the same terms and conditions (including any acceleration provisions) as were applicable to such Company PSU immediately prior to the Effective Time (such amounts payable hereunder, the “PSU Payments”).  From and after the Effective Time, the holder of any canceled award of Company PSUs shall only be entitled to receive the PSU Payment in respect of such canceled award of Company PSUs.  The PSU Payments described in this Section 2.06(c) shall be made by the Surviving Corporation no later than its first regularly scheduled payroll date that occurs at least five (5) Business Days following each vesting date set forth in the applicable award agreement and/or change in control agreement or arrangement (as applicable), without interest; provided that such payment shall be made at such other time or times following the Effective Time, consistent with the terms of the Company PSUs to the extent necessary to avoid the imposition of additional Tax under section 409A of the Code.  All payments provided pursuant to this Section 2.06(c) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.09.

(d)          As soon as reasonably practicable (and in any event no later than fifteen (15) days) after the date hereof, the Company shall take all actions it determines are necessary to ensure that, subject to the occurrence of the Effective Time, (i) no new offering or purchase periods under the ESPP shall commence after the date hereof, (ii) no new participants be permitted into the ESPP after the date hereof, and (iii) the existing participants in the ESPP may not increase their elections with respect to the offering or purchase periods in effect on the date hereof. Further, as soon as reasonably practicable (and in any event no later than fifteen (15) days) after the date hereof, the Company shall take such other actions as may be required to provide that, with respect to the ESPP: (A) the exercise date for any offering or purchase period in effect as of the date hereof shall be the earlier of the original exercise date for such offering and the date that is sixty (60) calendar days after the date hereof (the “Final Exercise Date”), (B) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date or, to the extent not used to purchase shares of Company Common Stock in accordance with the terms of the ESPP prior to the Effective Time, shall be refunded to such participant through the Company’s payroll system no later than ten (10) Business Days following the Final Exercise Date, without interest, and (C) the ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter.  All shares of Company Common Stock purchased on the Final Exercise Date shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(e)          Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans or the ESPP) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards and the ESPP pursuant to this Section 2.06. Prior to the adoption of such resolutions, the Company shall provide Parent with drafts of, and a reasonable opportunity to review, all such resolutions.

Section 2.07          Company Warrants. Immediately prior to the Effective Time, without any action on the part of the holders thereof, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall, cease to represent a warrant exercisable for shares of Company Common Stock, and the holder thereof shall have the right to receive, upon exercise of the Company Warrant, the same amount of cash as it would have been entitled to receive pursuant to the terms of the applicable Warrant Agreement if such holder had, immediately after the Effective Time, exercised such Company Warrant for cash (such amount in cash, the “Warrant Cash Amount”).  Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent funds sufficient to pay the aggregate Warrant Cash Amount.  Payments of the Warrant Cash Amount shall be made by the Exchange Agent in respect of Company Warrants that are canceled and converted pursuant to this Section 2.07 and the applicable Warrant Agreement at, or within five (5) Business Days of, the Effective Time, without interest.

Section 2.08          Adjustments.  If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.08 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.09          Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent including their respective Affiliates and agents (each a “Withholding Person”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law or under any agreement between the Company and the Person entitled to such payment.  To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority by any Withholding Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which the Withholding Person made such deduction and withholding.  Prior to any Withholding Person  making any deduction or withholding determined to be required under applicable Tax law, the parties hereto shall, other than with respect to compensatory amounts or a failure to deliver an IRS Form W-9 or appropriate IRS Form W-8, as applicable, provide the Company with reasonable notice (which notice shall be at least five (5) Business Days prior to the Closing) of any proposed withholding and cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01          Certificate of Incorporation.  At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.02          By-laws.  The Company Board will take such actions as are reasonably necessary to cause the by-laws of the Company to be amended and restated at the Effective Time to read in their entirety as set forth in Exhibit B, and as so amended and restated shall be the by-laws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.03          Directors and Officers.  Parent and the Company will take such actions as are reasonably necessary such that, from and after the Effective Time, until the earlier of their death, resignation, removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than information that is contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments) or (b) subject to Section 9.14, as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01          Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority required to carry on its business as presently conducted and to own, lease or operate its properties, rights and assets.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, including all amendments thereto, as currently in effect. The Company is not in violation of any provision of its amended and restated certificate of incorporation and amended and restated bylaws in any material respect.

Section 4.02          Corporate Authorization.

(a)          The Company has all requisite corporate power and authority to (i) enter into and deliver this Agreement, (ii) subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement and (iii) perform its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)          At a meeting duly called and held, prior to the execution of this Agreement, the Special Committee unanimously duly adopted resolutions (A) determining that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders, (B) recommending that the Company Board determine that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders and adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement, and (C) recommending that, subject to approval by the Company Board, the Company Board submit this Agreement to the Company’s stockholders entitled to vote thereon for adoption thereby and resolve to recommend that such stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Special Committee Recommendation”). Thereafter, the Company Board, upon the unanimous recommendation of the Special Committee, unanimously duly adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopting and approving this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) directing that this Agreement be submitted to the Company’s stockholders entitled to vote thereon for adoption thereby and resolving to recommend that such stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Company Recommendation”).

(c)          The only votes or actions of holders of capital stock of the Company, or any class or series of capital stock of the Company, necessary to adopt this Agreement are (i) the adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon, voting as a single class, (ii) the adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of capital stock of the Company held by the Unaffiliated Company Stockholders entitled to vote thereon, voting as a single class, and (iii) the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon, each voting separately as a class (such votes or actions, collectively, the “Stockholder Approval”).

Section 4.03          Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Antitrust Laws or any Foreign Investment Laws as set forth on Section 4.03(ii)(B) of the Company Disclosure Schedule, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or the rules or regulations of NYSE, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04          Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company; (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, result in a violation, conflict with or breach of any provision of any Applicable Law, Order or any Privacy Obligations; (iii) require any consent or approval under, violate, result in any breach of or default under (or an event that, with notice or lapse of time or both, would become a default), result in the cancellation, adverse amendment, right of payment, termination or acceleration of any right or obligation or the loss of any benefit to which the Company or one of its Subsidiaries is entitled under, or result in termination or give to others any right of termination of, any Material Contract; or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05          Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 500,000,000 shares of Class A Common Stock, (ii) 500,000,000 shares of Class B Common Stock and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”).  At the close of business on October 11, 2024: (A) 145,070,528 shares of Class A Common Stock were issued and outstanding; (B) 8,639,794 shares of Class B Common Stock were issued and outstanding; (C) Company Stock Options to purchase an aggregate of 3,951,787  shares of Company Common Stock were issued and outstanding; (D) an aggregate of 11,682,411 shares of Company Common Stock were subject to outstanding Company RSUs; (E) an aggregate of 2,544,000 shares of Company Common Stock were subject to outstanding Company PSUs assuming the achievement of performance goals or metrics applicable to such Company PSU; (F) an aggregate of 4,993,303 shares of Company Common Stock were reserved for issuance pursuant to the ESPP; (G) an aggregate of zero shares of Company Common Stock were held in the treasury of the Company; (H) Company Warrants to purchase an aggregate of 7,500,000 shares of Company Common Stock were issued and outstanding; (I) $400,000,000 aggregate principal amount of Convertible Notes (with a conversion rate as of the date hereof equal to 50.0000 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding; and (J) zero shares of Company Preferred Stock were issued and outstanding.

(b)          Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on October 11, 2024, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares subject to such award, the name of the holder, the country of residence of such holder (if outside the United States), the grant date, the vesting schedule, and the exercise or purchase price per share, the expiration date and whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code, (ii) all outstanding Company RSUs, including the name of the holder, the country of residence of such holder (if outside the United States), the grant date, the vesting schedule (including accelerated vesting provisions), and the number of shares of Company Common Stock subject to each award of Company RSUs, and (iii) all outstanding Company PSUs, including the name of the holder, the country of residence of such holder (if outside the United States), the grant date, the vesting schedule (including accelerated vesting provisions), and the number of shares of Company Common Stock subject to each award of Company PSUs assuming the achievement of the performance goals or metrics applicable to such Company PSUs.

(c)          Except as set forth in this Section 4.05 and for changes since October 11, 2024 resulting from the exercise or settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 6.01(b) or the purchase of shares of Company Common Stock pursuant to the ESPP, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, equityholder arrangements, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock, or other equity or voting interest in, of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character (A) restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, (C) restricting the payment of any dividend or distribution on any Company Securities, or (D) requiring the Company or any of its Subsidiaries to make any payment based on the price or value of any equity interests of the Company.  There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  As of the date hereof, there are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company on any matter. No Subsidiary of the Company owns any Company Securities.

(d)          All issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or the ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights, rights of first refusal or any similar rights. Each Company Stock Option (i) was granted and properly approved by the Company Board or the compensation committee thereof in compliance in all material respects with all applicable Laws, including the applicable requirements of the NYSE, and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (or the applicable underlying security on the date of grant), and (iii) has a grant date identical to or following the date on which the Company Board or the compensation committee thereof approved the grant of such Company Stock Option.

Section 4.06          Subsidiaries.

(a)          Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of the Company’s Subsidiaries together with the jurisdiction of each Subsidiary and the ownership of equity interest of each Subsidiary.  Except for securities held by the Company in connection with its ordinary course treasury investment activities and investments that are fully impaired, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, any other Person.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as presently conducted and to own, lease and operate its properties, rights and assets and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary of the Company, including all amendments thereto, as currently in effect as of the date hereof. None of the Subsidiaries is in violation of any provision of their respective organizational documents in any material respect.

(c)          All of the issued and outstanding shares of capital stock of, or other equity or voting interest in, each of the Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, rights of first refusal or any similar rights. The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of, or other equity or voting interest in, each direct or indirect Subsidiary of the Company, free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no outstanding contractual obligations or commitments of any character requiring the Company or any of its Subsidiaries to make any payment based on the price or value of any equity interests of any of the Company’s subsidiaries.

Section 4.07          SEC Filings and the Sarbanes-Oxley Act.

(a)          Since February 1, 2022, the Company has filed with or furnished to, as applicable, the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required (the documents referred to in this Section 4.07(a), together with all exhibits and other information incorporated by reference therein and all amendments and supplements thereto, are collectively referred to as the “Company SEC Documents”).  No Subsidiary of the Company is required to file any report, statement, schedule, form or other document with the SEC.

(b)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to the Company SEC Documents, as the case may be, each as in effect on the date that such Company SEC Document was filed.

(c)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed with or furnished pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)          As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 4.08          Financial Statements; Internal Controls.

(a)          The consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of certain information and footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring adjustments in the case of any unaudited interim financial statements). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC.

(b)          The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably designed and maintained to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be prevented or detected in a timely manner.  There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended January 31, 2024 (nor has any such material weakness been identified since such date).

(c)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed and maintained to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)          The Company is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes Oxley Act to the extent applicable to the Company. Since February 1, 2021, the Company has complied in all material respects with the applicable listing and other rules and regulations of the NYSE and has not received any notice from NYSE asserting any non-compliance with such rules and regulations.

Section 4.09          Absence of Certain Changes.  Since the Company Balance Sheet Date through the date hereof, (a) (i) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice (except in connection with the transactions contemplated by this Agreement) and (ii) none of the Company or its Subsidiaries have undertaken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to clauses (ii), (vi), (x), (xi), (xii), (xiii), (xiv), (xvii) or, solely with respect to the foregoing clauses, (xxiii), of Section 6.01(b), and (b) there has not been any event, change, occurrence, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10          No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than: (a) liabilities or obligations disclosed or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) executory obligations arising under Contracts to which the Company or any of its Subsidiaries is a party (other than as a result of a breach thereof or default thereunder by the Company or any of its Subsidiaries); (d) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger); and (e) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11          Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 1, 2021, (a) there is and there has been no Proceeding pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or affecting the properties, rights or assets of the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is or has been subject to any outstanding Order.  As of the date hereof, there is no pending Proceeding or outstanding Order that seeks to prevent, materially impair or materially delay consummation of the Merger.

Section 4.12          Compliance with Applicable Law.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and, since February 1, 2021, has been, in compliance with all Applicable Laws and Privacy Obligations.  Neither the Company nor any of its Subsidiaries has received any written notice since February 1, 2021 that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as presently conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancelation of, any such Governmental Authorizations.

Section 4.13          Certain Business Practices.

(a)          Since February 1, 2019, the Company and its Subsidiaries have been in material compliance with all Anti-Corruption Laws. Since February 1, 2019, none of the Company nor any of its Subsidiaries, and their respective directors, officers, in each case, solely in their capacities as such, nor, to the Knowledge of the Company, any of their respective employees, other Representatives or any other Person acting on their behalf, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage in violation of Anti-Corruption Laws., nor has otherwise violated any Anti-Corruption Laws.

(b)          Since February 1, 2019, the Company and its Subsidiaries, and their respective directors, officers, in each case, solely in their capacities as such, and to the Knowledge of the Company, their respective employees, other Representatives and any other Person acting on their behalf have been in compliance with all applicable import, export control and economic and trade sanctions laws, regulations, statutes and orders, including the United States Export Administration Regulations, the International Traffic in Arms Regulations and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the UK Strategic Export Control Lists, the Regulation (EU) 2021/821 of the European Parliament and of the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual-use items (and any EU Member State national export and import control laws), and any other applicable import and export laws (the “Trade Laws”) and have obtained, satisfied the requirements of or are otherwise qualified to rely upon, all import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any filings with, any Governmental Authority required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals.

(c)          Since February 1, 2019, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, in each case, solely in their capacities as such, or to the Knowledge of the Company, any of their respective employees, other Representatives or any other Person acting on their behalf, is a Sanctioned Party nor has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Party, nor has otherwise violated Sanctions.

(d)          Since February 1, 2019, neither the Company nor any of its Subsidiaries or Representatives or any other Person acting on their behalf has violated, has been under investigation for violating or is in violation of any Anti-Corruption Laws, Trade Laws, Sanctions and Anti-Money Laundering Laws.

(e)          The Company and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Trade Laws, Sanctions and Anti-Money Laundering Laws.

(f)          There are no pending legal proceedings, investigation, inquiry, or enforcement action or, to the Knowledge of the Company, threatened claims, relating to any actual or suspected breach of Anti-Corruption Laws, Trade Laws, Sanctions or Anti-Money Laundering Laws against the Company or its Subsidiaries.

Section 4.14          Government Contracts.  Since February 1, 2019, the Company and its Subsidiaries have complied in all material respects with all Applicable Laws and the terms and conditions of each of its Government Contracts. The Company and its Subsidiaries have established and maintained reasonable internal controls for compliance with each of their Government Contracts and all invoices submitted in connection with such Government Contract were, in all material respects, current, accurate and complete upon submission. Since February 1, 2019, neither the Company nor any of its Subsidiaries has (i) been suspended or debarred from government contracts by any Governmental Authority; (ii) been audited or, to the Knowledge of the Company, investigated by any Governmental Authority with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Authority any written notice of breach, cure, show cause or default, in each case, that has not been cured, with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Authority for default or failure to perform.

Section 4.15          Material Contracts.

(a)          Except (i) as filed as exhibits to the Company SEC Documents, (ii) for this Agreement and the other agreements entered into in connection with the transactions contemplated hereby and (iii) for Company Employee Plans, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i)            that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)           that is with the ten (10) largest customers of the Company and its Subsidiaries during the fiscal year ended January 31, 2024 (as determined based on revenue received from such customers during such time period) (excluding any non-disclosure agreements, data processing agreements, purchase orders or statements of work or invoices entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which revenue is paid or payable to the Company or its Subsidiaries);

(iii)          that is with the ten (10) largest vendors of the Company and its Subsidiaries during the fiscal year ended January 31, 2024 (as determined based on cost of goods and services paid to such vendors by the Company during such time period) (excluding any non-disclosure agreements, data processing agreements, purchase orders or statements of work or invoices entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which cost of goods and services is paid or payable by the Company);

(iv)          that is a Government Contract;

(v)           evidencing a capital expenditure for which future payments are required in excess of $5,000,000;

(vi)          relating to the disposition or acquisition of any business, equity, or all or substantially all of the assets of any Person for aggregate consideration in excess of $5,000,000 by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;

(vii)         containing (A) a covenant or other provision limiting in any material respect the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, other than any customary employee non-solicitation or no-hire clauses entered into in the ordinary course of business, (B) “most favored nation”, “exclusivity” or similar provisions, (C) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of assets, rights or properties or (D) a minimum purchase, minimum volume, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(viii)        relating to or evidencing indebtedness for borrowed money, debt securities, warrants or other rights to acquire any debt securities, of the Company or any Subsidiary of the Company, or any guarantee by the Company or of its Subsidiaries of the obligations of any Person (in each case, excluding, for the avoidance of doubt, intercompany loans between the Company and any of its wholly-owned Subsidiaries or between or among any wholly-owned Subsidiaries of the Company);

(ix)          any hedging, swap, derivative, or similar Contract;

(x)           that is a license (or a covenant, consent or other rights in or to use Intellectual Property) granted by the Company or any Subsidiary of the Company to Company Intellectual Property (A)  on an exclusive basis, (B) pursuant to which the Company or any Subsidiary received licensing revenues for the fiscal year ended January 31, 2024 in excess of $1,000,000, other than non-exclusive licenses granted to customers in the ordinary course of business, and/or (C) that is otherwise material to the Company and its Subsidiaries taken as a whole;

(xi)          that is a license (or a covenant, consent or other rights in or to use Intellectual Property) of Third Party Rights granted to the Company or any Subsidiary of the Company (A) on an exclusive basis, (B) on a non-exclusive basis, if pursuant to which the Company or any Subsidiary made payments during the fiscal year ended January 31, 2024 in excess of $1,000,000, and/or (C) that is otherwise material to the Company and its Subsidiaries taken as a whole;

(xii)         that is a Company Real Property Lease with remaining obligations in excess of $1,000,000;

(xiii)        that involves a material joint venture, profit sharing, partnership or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $1,000,000 during the fiscal year ended January 31, 2024;

(xiv)        that is a settlement, conciliation or similar Contract (x) with any Governmental Authority entered into since February 1, 2021, (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement or (z) that subjects the Company or any of its Subsidiaries to any material ongoing requirements or restrictions (other than ordinary course confidentiality requirements or restrictions);

(xv)         any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any of its Subsidiaries or relating to disposition, voting or dividends with respect to any equity securities of the Company or any of its Subsidiaries; or

(xvi)        is with an affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, other than any Contract solely among the Company and its wholly-owned Subsidiaries.

(b)          Each Contract of the type described above in Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.”  Except for Material Contracts that have expired or terminated by their terms, all of the Material Contracts are (A) valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except (i) as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a breach of or default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of February 1, 2021, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing. To the Knowledge of the Company, since February 1, 2021, no counterparty to any Material Contract has (A) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Company or any Subsidiary (as applicable) or (B) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with the Company and its Subsidiaries other than, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 4.16          Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)          (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account valid extensions) in accordance with all Applicable Laws, (ii) all such Company Returns were true, correct and complete, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not shown as due and owing on such Company Return) and  (iv) all Taxes of the Company and its Subsidiaries, if not yet due and owing, have been adequately accrued and reserved to the extent required by GAAP;

(b)          the Company and each of its Subsidiaries has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person and such Taxes have been timely paid over to the proper Governmental Authority;

(c)          (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) to the Knowledge of the Company, there is no Proceeding presently in progress, pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Tax,(iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a type of Tax Return that it is or may be subject to taxation by, or may be required to file such type of Tax Return in, that jurisdiction and (iv) none of the Company or any of its Subsidiaries has a permanent establishment in any country other than the country of its organization, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file an income Tax Return and does not file such return;

(d)          each of the Company and its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates;

(e)          there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(f)           neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired and other than waivers or extensions of time to file Tax Returns granted in the ordinary course of business or pursuant to a routine request by a Taxing Authority;

(g)          neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement;

(h)          neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(i)           (i) neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated, unitary, or similar Tax Return (other than the group of which the Company or one of its Subsidiaries is or was the common parent) and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any member of an affiliated group of which the Company or one of its Subsidiaries is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor or by contract;

(j)           there are no Tax sharing, allocation or indemnification agreements (other than customary commercial or financial arrangements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes), with respect to which the Company or any of its Subsidiaries is a party; and

(k)          neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued outside the ordinary course prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date or (v) an election under Section 965(h) of the Code.

Section 4.17          Employee Benefit Plans.

(a)          Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, identifying each material U.S. Employee Plan. Within ten (10) days following the date of this Agreement, the Company shall provide to Parent a true, correct and complete list, as of the date of such provision, identifying each material Foreign Employee Plan, in each case other than (i) any plans or agreements sponsored or maintained by a Governmental Authority or (ii) any individual offer letter or, employment agreement or that is consistent in all material respects with a standard form (in which case only such standard form(s) and all individual agreements that do not conform in all material respects to such standard form(s) are required to be listed).

(b)          With respect to each material U.S. Employee Plan, the Company has Made Available to Parent true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the current plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the most recent summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents and insurance contracts, (iv) the financial statements for the most recent year for which such financial statements are available, in audited form if required by ERISA and, where applicable, Annual Report/Returns (Forms 5500) with disclosure schedules and attachments for the most recent year for which such Annual Report/Return (Form 5500) is available, in each case, to the extent not publicly available, (v) a copy of all material, non-routine correspondence with any Governmental Authority relating to a Company Employee Plan received or sent within the last three (3) years, (vi) the most recent Internal Revenue Service determination or opinion letter, and (vii) written results of any required compliance testing for the most recent plan year. The Company has Made Available to Parent true and correct copies of the following: (A) the standard agreements evidencing Company Stock Options, Company RSUs and Company PSUs; and (B) each agreement evidencing a Company Stock Option, Company RSU or Company PSU that does not conform in all material respects to the standard agreement.

(c)          Within thirty (30) days following the date of this Agreement, the Company shall, with respect to each material Foreign Employee Plan (other than with respect to any such Foreign Employee Plan that the Company is prohibited from making available to Parent by Applicable Law), make available to Parent for review by Parent or Parent’s representatives, either via electronic mail, in hard copy form, via Datasite or similar service or in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement, true and correct copies of the documents and materials listed in clauses (i) through (vi) of Section 4.17(b).

(d)          Neither the Company, any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries sponsors, maintains, participates in or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained, participated in or contributed or has been obligated to contribute to, any Company Employee Plan subject to (i) Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) any multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) multiple employer plan, within the meaning of Section 413(c) of the Code, or Section 4063 or Section 4064 of ERISA, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any outstanding liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.  No Company Employee Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except (A) as may be required by Section 4980B of the Code or any similar Law (“COBRA”) or (B) pursuant to any individual employment or severance agreement identified in Section 4.17(a) of the Company Disclosure Schedule that provides subsidized or employer-paid premiums for group health plan continuation coverage under COBRA for a period of time that is no longer than the length of the applicable severance period.

(e)          Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely upon an opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of such U.S. Employee Plan.  Each U.S. Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by Applicable Laws, including ERISA and the Code. No material claims or litigation is pending with respect to any U.S. Employee Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such litigation is threatened in writing, and there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in writing in connection with any U.S. Employee Plan.

(f)          (i) Each Foreign Employee Plan and related trust, complies in all material respects with and has been established, maintained and administered in compliance in all material respects with (A) any Applicable Laws and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Employee Plan which, under any Applicable Laws, is required to be registered or approved by any Governmental Authority has been so registered or approved, (iii) no Foreign Employee Plan has unfunded liabilities that as of the Effective Time will not, in all material respects, be fully accrued for in the Company’s financial statements or fully offset by insurance and (iv) each Foreign Employee Plan that is intended to qualify for preferential Tax treatment has been determined to qualify for such Tax treatment and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred or that could reasonably be expected to adversely affect the preferential Tax treatment of such Foreign Employee Plan.

(g)          Except as provided in this Agreement or as required under Applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event): (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to any additional or increased compensation or benefit, including severance pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation, payments, benefits or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; (iv) result in any forgiveness of indebtedness, trigger any payment or funding, or increase the amount payable or trigger any other obligation pursuant to any Company Employee Plan; or (v) breach or violate, cause a default under, or limit or impose any additional restrictions or limitations of the Company’s or any of its Subsidiaries’ right to amend, modify or terminate any Company Employee Plan.

(h)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries. No Company Employee Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(i)          Section 4.17(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) participants in the Company’s VP+ Change in Control and Severance Plan or (ii) employees who are party to an individual change in control severance agreement with the Company, in each case as of the date hereof.

Section 4.18          Labor and Employment Matters.

(a)          The Company and its Subsidiaries are, and since February 1, 2021, have been in material compliance with all federal, state, and foreign Applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws.

(b)          The Company and its Subsidiaries do not have any material arrearages in the payment of wages to any current employees of the Company.

(c)          Since February 1, 2021, (A) the Company has not received written notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company and (B) to the Knowledge of the Company, no written complaints relating to employment practices of the Company that are reasonably likely to be material to the Company have been made to any Governmental Authority or submitted to the Company.

(d)          Neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any collective bargaining agreement, contract or other written agreement with a labor union or labor organization.  Since February 1, 2021: (i) neither the Company nor any Subsidiary of the Company has been subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, works council or labor organization, (ii) there is no pending, to the Knowledge of the Company, or threatened in writing, any labor strike, lockout or other material labor dispute involving the Company or any Subsidiary of the Company, and (iii) to the Knowledge of the Company, there has been no organized effort by any labor union, works council, trade union, labor association or other employee representative organization to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units.

(e)          From February 1, 2021 until the date hereof, neither the Company or any of its Subsidiaries has taken any action which constituted a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(f)          Since February 1, 2021, neither the Company or any of its Subsidiaries has been a party to a settlement agreement with a current or former employee holding the title of Vice President or above, officer or director of the Company or any of its Subsidiaries to resolve allegations of sexual harassment. To the Knowledge of the Company, since February 1, 2021, no material allegation of sexual harassment in violation of Applicable Law has been made by or against any current or former employee holding the title of Vice President or above,  officer or director of the Company or its Subsidiaries.

(g)          To the Knowledge of the Company, for each employee of the Company and its Subsidiaries who is authorized to work in the United States, the applicable entity has properly completed and maintained Forms I-9.

(h)          To the Knowledge of the Company, no employee holding the title of Vice President or above, has given written notice of termination of employment.

Section 4.19          Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and Contracts to which the Company or any of its Subsidiaries is a party or is bound; (b) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full; (c) neither the Company nor any of its Subsidiaries is in breach of or default under (or an event that, with notice or lapse of time or both, would become a default) any of such insurance policies; and (d) since February 1, 2023, the Company has not received any written notice of termination, modification or cancelation or denial of coverage with respect to any insurance policy.

Section 4.20          Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)          the Company and its Subsidiaries are, and since February 1, 2021 have been, in compliance with all Environmental Laws;

(b)          the Company and its Subsidiaries have obtained and hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries, including as currently conducted, and are and since February 1, 2021 have been, in compliance with the terms and conditions of such Environmental Permits;

(c)          no claim or written notice, report or information has been received or is pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law; and

(d)          there has been no release or disposal of, contamination by, or exposure of any Person to any Hazardous Substance, including as a result of the operation of the business of the Company and its Subsidiaries, so as to result in liability (contingent or otherwise) to the Company or its Subsidiaries under any Environmental Law.

Section 4.21          Intellectual Property.

(a)          Section 4.20(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of all Patents, pending applications to register Patents, registered Marks, pending applications to register Marks and registered Copyrights and pending applications to register Copyrights, in each such case that are included in the Company Intellectual Property as of the date hereof.  The Company and its Subsidiaries own the Company Intellectual Property listed on Section 4.20(a) of the Company Disclosure Schedule and their unregistered Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          All Patents, Marks and Copyrights owned by the Company and its Subsidiaries that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such non-material issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Since February 1, 2021, there have been, and there are, no Proceedings pending, or, to the Knowledge of the Company, threatened in writing, alleging infringement, misappropriation, dilution or other violation (“Infringement”) of any Intellectual Property of any Person (“Third Party Rights”) (or challenges to the validity of registered Company Intellectual Property) by or against the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          The operation of the business of the Company and its Subsidiaries as currently conducted does not Infringe, or since February 1, 2021, has not Infringed any Third Party Right, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          To the Knowledge of the Company, there is no Infringement by any Person of any of the Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)          Each of the Company and its Subsidiaries has obtained from all current and former employees and independent contractors who have materially contributed to the creation or development of any product or service of the Company or the applicable Subsidiary (or any material Company Intellectual Property) ownership of such employee’s or independent contractor’s Intellectual Property in the foregoing that the Company or applicable Subsidiary does not already own by operation of law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)          The Company and its Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of Trade Secrets included in the Company Intellectual Property (or provided to such entities under express obligations of confidentiality).

(h)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries employ industry standard security practices to detect and prevent the introduction of Malicious Code into its Proprietary Software Product and no such introduction has occurred; and (ii) no source code for any Proprietary Software Product has been made available (or is obligated to be made available) to any escrow agent or other Person who is not an employee or consultant of the Company or any of its Subsidiaries.

(i)          No Proprietary Software Product that is distributed, conveyed or made available by the Company or its Subsidiaries contains, incorporates, is derived from, links or calls to any Open Source Software in a manner that obligates the Company or its applicable Subsidiary to disclose, make available, offer or deliver any portion of the source code of such product or component thereof to any third party (other than the applicable Open Source Software), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)           Since February 1, 2021, any artificial intelligence and machine learning technology that is created, trained, used and/or provided by or on behalf of the Company or its Subsidiaries (collectively, “AI Technology”) has been created, trained, used and provided by the Company and its Subsidiaries (and all data used in connection therewith, including as an input into or for purposes of training such AI Technology, has been Processed) in compliance, in all material respects, with (i) Applicable Law and (ii) Privacy Obligations.

(k)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company and its Subsidiaries (“IT Systems”) are in good working order, and are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) since February 1, 2021, there has been no breach of, Security Incident or Malicious Code in, or failure or outage of any of the IT Systems of the Company or any of its Subsidiaries, including any such failure or outage affecting any Personal Information. The Company and its Subsidiaries have implemented and maintain a commercially reasonable industry standard information security program which includes policies and procedures designed to (1) to detect, prevent, correct, and/or remove any malware, corruptants, and any third party software routines designed to permit unauthorized access, disable or erase software, hardware or data, or perform any other similar actions (“Malicious Code”), (2) identify and address internal and external risks to security of the IT Systems and the Personal Information and confidential information that resides thereon, including commercially reasonable industry standard administrative, technical and physical safeguards to prevent breaches and Security Incidents, and (3) maintain notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws. In the past three years, the Company and its Subsidiaries, as applicable, have performed a security risk analysis that complies in all material respects with HIPAA’s requirements.

(l)           For purposes of this Agreement:

(i)            “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

(ii)           “Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including:

 (A)          patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof (collectively, “Patents”);

 (B)          trade names, trade dress, logos, slogans, Internet domain names, social media designations and other designations of source or origin, registered and unregistered trademarks and service marks and related registrations and applications for registration, and all goodwill and common-law rights associated therewith (collectively, “Marks”);

 (C)          copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); and

 (D)          rights under applicable U.S. state and federal trade secret laws as are applicable in know-how and confidential information, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes (collectively, “Trade Secrets”).

(iii)          “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(iv)          “Proprietary Software Product” means the Software owned or purported to be owned by the Company or any of its Subsidiaries.

(v)          “Software” means (A) software, firmware, middleware and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code,  and (B) all documentation, user manuals and training materials relating to any of the foregoing.

Section 4.22          Properties.

(a)          No real property is owned in fee by the Company or any of its Subsidiaries.

(b)          Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list by address of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”). The Company has made available to Parent true and complete copies of each lease, sublease, license or occupancy agreement in effect as of the date hereof granting rights  in the  Company Leased Real Property (each a “Company Real Property Lease”).  Except for the Company Real Property Leases, there are no other leases, subleases, licenses, use, occupancy or similar agreements granting to any party (other than the Company or any of its Subsidiaries) any occupancy or use rights for any Company Leased Real Property as of the date hereof. Neither the Company nor any Subsidiary (as applicable) owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign, convey or dispose of any real estate or any portion of or interest in real property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid leasehold interest in the Company Leased Property free and clear of all Liens, other than Permitted Liens, and as may be necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Real Property Lease is (A) a valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any Subsidiary of the Company, and, to the Knowledge of the Company, none of the other parties to any Company Real Property Lease, is in material default or breach under any Company Real Property Lease and no event or condition exists, which (with or without notice, lapse of time or both) would reasonably be expected to constitute a material default or breach under, the provisions of any Company Real Property Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company would be required to expend any material funds in causing the applicable party to comply with the surrender conditions set forth in the applicable Company Real Property Lease.

(e)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have title to, or a valid leasehold interest in, all material tangible personal property free and clear of all Liens, other than Permitted Liens, and as may be necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted, including all such assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of since the Company Balance Sheet Date).

Section 4.23          Data Privacy.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and, since February 1, 2021, have been, in compliance with all Applicable Laws and Privacy Obligations, in each case in connection with the Company’s and its Subsidiaries’ Processing of any personal data, personally identifiable information, protected health information, personal health records, consumer health data (or similar terms or definitions under any applicable Law) from any individuals (collectively “Personal Information”), including such Processing involving the use of or training of AI Technology, (ii) the Company and its Subsidiaries have reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by them from and against breaches and any unauthorized access, acquisition, use and/or disclosure (“Security Incident”),  and since February 1, 2021, there has been no breach or Security Incident and (iii) have all rights, authority, consents and authorizations required under applicable Privacy Obligations and have provided all notices required under applicable Privacy Obligations to Process all Personal Information that they have Processed in connection with the operation of their business as presently conducted.

(b)          Since February 1, 2021, no Governmental Authority or Person has (i) made any written claim (including any notice, enforcement notice, letter, or complaint) against the Company or its Subsidiary or (ii) commenced or, to the Company’s Knowledge, threatened any Proceeding by or before any Governmental Authority against the Company, a Subsidiary (or, to the Company’s Knowledge, a vendor of the Company or a Subsidiary with respect to Personal Information of the Company or its Subsidiaries), in each case, with respect to Personal Information, breaches, Security Incidents, or an alleged violation of any Privacy Obligations.

(c)          Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not in breach or default of any Contracts relating to the IT Systems or to Company confidential information (including Personal Information) and does not transfer Personal Information internationally except where such transfers comply with Privacy Obligations.

Section 4.24          Brokers’ Fees.  Except for Qatalyst Partners LP and Foros LLC, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. The Company has, prior to the execution and delivery of this Agreement, Made Available to Parent and Merger Sub true, correct, and complete copies of the Company’s engagement letters with Qatalyst Partners LP and Foros LLC.

Section 4.25          Opinions of Financial Advisors.  The Company Board has received from Qatalyst Partners LP the written opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). The Company shall provide a copy of such written opinion to Parent and Merger Sub solely for informational purposes and on a non-reliance basis promptly following the execution of this Agreement.

Section 4.26          Related Party Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any Contract, agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

Section 4.27          Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.12, no (a) “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) or (b) anti-takeover provision in the organizational documents of the Company or any of its Subsidiaries applies or will apply with respect to this Agreement or the transactions contemplated hereby, including the Merger.  The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement.

Section 4.28          TID U.S. Business. Neither the Company nor its Subsidiaries are a “TID U.S. Business” as defined in 31 C.F.R. Part 800.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01          Corporate Existence and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all organizational powers and authority required to carry on its business as presently conducted and to consummate the transactions contemplated by this Agreement.

Section 5.02          Corporate Authorization.  Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary organizational action on the part of Parent and Merger Sub.  Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03          Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of (i) the HSR Act and (ii) any other applicable Antitrust Laws or any Foreign Investment Laws as set forth on Section 5.03(b)(ii) of the Parent Disclosure Schedule, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04          Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or by-laws (or similar governing documents) of Parent or the certificate of incorporation or by-laws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under (or an event that, with notice or lapse of time or both, would become a default), result in the cancellation, adverse amendment, right of payment, termination or acceleration of any right or obligation or the loss of any benefit to which the Company or one of its Subsidiaries is entitled under, or result in termination or give to others any right of termination of, any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05          Capitalization and Operation of Merger Sub.  All of the outstanding equity interests of Parent and Merger Sub have been duly authorized and validly issued.  All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06          No Vote of Parent Stockholders; Required Approval.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement.  The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07          Litigation.  As of the date hereof, there is no Proceeding pending, or, to the knowledge of Parent, threatened in writing, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08          Available Funds.

(a)          Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of the fully executed (i) Equity Commitment Letters (the financing provided for therein being referred to as the “Equity Financing”) and (ii) commitment letter, dated October 17, 2024, including all annexes, exhibits, schedules and attachments thereto, and the executed fee letter associated therewith, with only the fee amounts, other economic terms and the “market flex” provisions contained therein redacted, which redacted information does not relate to or impact conditionality, enforceability or the amount or availability of the Debt Financing (in each case as amended, replaced, waived, supplemented or modified in accordance with Section 6.17(a), collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”), for the purpose of financing a portion of the Financing Purposes.  As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, amended or modified, no terms thereunder have been waived, and, in the case of the Debt Commitment Letter to the knowledge of Parent and Merger Sub, no such withdrawal, termination, repudiation, rescission, amendment, modification or waiver is contemplated, except, with respect to the Debt Commitment Letter, for the potential addition as parties to the Debt Commitment Letter of lenders, arrangers, bookrunners, agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof.  Parent or Merger Sub has fully paid any and all commitment fees, other fees and other amounts required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date hereof.

(b)          Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, and that the Financing is funded in accordance with the Financing Commitment Letters, the net cash proceeds contemplated by the Financing Commitment Letters, together with cash on hand of the Company (assuming such cash is equal to the Minimum Cash Amount), will, in the aggregate, be sufficient for Parent, Merger Sub and the Surviving Corporation to pay the Aggregate Merger Consideration, to make any repayment, repurchase or refinancing of debt contemplated by this Agreement (with respect to the Convertible Notes, in an amount not to exceed the Convertible Notes Cash Payment Cap), to pay any other amounts required to be paid by them at or prior to the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses (collectively, the “Financing Purposes”).

(c)          As of the date hereof, the Financing Commitment Letters are, as to Parent, Merger Sub and, in the case of the Debt Commitment Letter to the knowledge of Parent and Merger Sub, the other parties thereto, enforceable against such Persons in accordance with their terms, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.  As of the date hereof, the Financing Commitment Letters are in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent and Merger Sub, any other parties thereto, under any of the Financing Commitment Letters.  Assuming the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the funding of the Financing that are applicable to Parent and Merger Sub will not be satisfied on a timely basis or that the Financing will not be available to Parent or Merger Sub on the Closing Date in an amount sufficient to pay the Required Amount. The Financing Commitment Letters contain all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.  As of the date hereof, there are no side letters or other agreements to which Parent or Merger Sub or any of their respective Affiliates is a party that could adversely affect the availability, conditionality, enforceability or the aggregate committed amount of the Financing contemplated by the Financing Commitment Letters or materially delay the funding thereof.  Each of the Equity Commitment Letters provides, and will continue to provide, that the Company is a third party beneficiary thereof on the terms and subject to the limitations set forth therein.

(d)          Subject to, and without limiting the effect of, Section 9.09, the obligations of Parent and Merger Sub to consummate the Merger are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing or any other financing.

Section 5.09          Solvency.  Assuming (a) the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02 and (b) the representations and warranties of the Company contained in Article 4 are true and correct in all material respects, each of Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement.  No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Subsidiaries (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) with the intent to hinder, delay or defraud either present or future creditors of the Company, the Surviving Corporation, Parent, Merger Sub, any Affiliate of Parent or any of their respective Subsidiaries.  For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets and property of such Person, in each case, will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent, subordinated and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10          Guarantee. Concurrently with the execution of this Agreement, Parent has furnished the Company with a duly executed, true, complete and correct copy of the Guarantees in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain damages payment obligations of Parent and Merger Sub in connection with this Agreement.  As of the date of this Agreement, each of the Guarantees is (i) in full force and effect, (ii) a legal, valid and binding obligation of such Guarantor and (iii) enforceable in accordance with its respective terms against such Guarantor.  As of the date of this Agreement, there is no breach or default under any of the Guarantees by any Guarantor, and no event has occurred that would or would reasonably be expected to constitute a breach or default (or with notice or lapse of time or both would or would reasonably be expected to constitute a breach or default) thereunder by such Guarantor.

Section 5.11          Absence of Certain Agreements.  As of the date hereof, other than the CEO Support and Rollover Agreement, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  As of the date hereof, other than the CEO Support and Rollover Agreement, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement or the operations of the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries.  None of Parent, Merger Sub, the Guarantors or the Equity Investors (or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub)) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger.

Section 5.12          Stock Ownership.  Neither Parent nor Merger Sub owns any shares of capital stock of the Company. Parent represents and warrants that the entities listed on Section 5.12 of the Parent Disclosure Schedule are the holders of all of the outstanding Company Convertible Notes. None of Parent, Merger Sub, the Equity Investor nor any of their respective Affiliates is an “interested stockholder” of the Company subject to the restrictions on “business combinations” under Section 203(a) of the DGCL (as such terms are defined in Section 203(c) of the DGCL).

Section 5.13          Brokers’ Fees.  There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement that the Company may be responsible for prior to the Closing.

ARTICLE 6
COVENANTS

Section 6.01          Conduct of the Company.

(a)          Except for matters (i) required or expressly permitted by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course, consistent with past practice, and (y) use its commercially reasonable efforts to preserve intact its business organization, assets, goodwill and properties and its relationships with customers, vendors, licensors, licensees, Governmental Authorities, employees and others having material business relationships with the Company or any of its Subsidiaries.

(b)          Without limiting the generality of the foregoing, except for matters (i) required, expressly permitted or expressly contemplated by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)            alter, change, amend, modify, supplement or repeal the Company’s certificate of incorporation or by-laws, or alter, change, amend, modify, supplement or repeal in a manner materially adverse to the Company, any certificate of incorporation or by-laws, or other comparable charter or organizational documents, of the Company’s Subsidiaries, in each case whether by merger, consolidation, statutory conversion, statutory domestication, division, share exchange, or otherwise;

(ii)           (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or equity interests, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent (including pursuant to Section 6.23); (B) modify or repeal the terms of any shares of its capital stock or other equity or voting interest; or (C) pledge or encumber any shares of its capital stock or other equity or voting interest or cause or permit the same to be subjected to any other Lien;

(iii)          (A) split, combine, adjust, subdivide or reclassify any capital stock or other equity interest or voting interest of the Company or any of its Subsidiaries, (B) except as otherwise provided in Section 6.01(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or equity interests or voting interests of any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards or in connection with a cashless exercise of Company Stock Options, in each case, outstanding as of the date of this Agreement and in accordance with the terms thereof;

(iv)          issue, deliver, sell, dispose or grant any Company Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants or the settlement of Company RSUs or Company PSUs, in all cases, that are outstanding on the date hereof or issued in accordance with Section 6.01(b)(iv) of the Company Disclosure Schedule or with the prior written consent of the Parent, and, in each case in accordance with the applicable terms of such Company Equity Award or Company Warrant, (B) grants or awards of Company Securities required to be made pursuant to the terms of Company Employee Plans in effect as of the date of this Agreement, as set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule, and in accordance with the terms thereof, or (C) the issuance of shares of Company Common Stock pursuant to the ESPP in accordance with its terms, subject to the limitations in Section 2.06(d);

(v)           amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(vi)          adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, division, statutory conversion or domestication, share exchange, business combination, reorganization or recapitalization of the Company or any of its Subsidiaries;

(vii)         (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the Company’s current and former directors, officers, employees, or other non-employee service providers other than with respect to annual increases in the base salary or wage rate of any employee of the Company or any of its Subsidiaries with  annual base compensation of less than $250,000 in the ordinary course of business consistent with past practice, (ii) grant or increase any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, employee or other non-employee service providers of the Company or any of its Subsidiaries with annual base compensation of $250,000 or more, (iii) grant any promotion or take any other action that in either case would result in a Company employee becoming eligible to participate in the Company’s VP+ Change in Control and Severance Plan (other than the individuals set forth in Section 4.17(i) of the Company Disclosure Schedule), (iv) establish, adopt, enter into or amend in any respect any Company Employee Plan (other than amendments to health and welfare plans in connection with annual open enrollment), (v) hire or terminate (other than for cause) any employee or other service provider with (or upon hire who would be expected to have) an annual base compensation of $250,000 or more, (vi) grant any employee of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or Section 4999 of the Code; or (vii) take any action to accelerate any compensation, vesting, rights or benefits under any Company Employee Plan (including with respect to any Company Equity Awards), or fund or in any other way secure the payment of any compensation, rights or benefits under any Company Employee Plan, except (A) as required to be made pursuant to the terms of any Company Employee Plan in effect on the date hereof or established after the date hereof not in contravention of Agreement, or collective bargaining, collective labor or works council agreements, in effect as of the date hereof, (B) pursuant to actions taken to effectuate the treatment of the Company Equity Awards and the ESPP pursuant to Section 2.06, including, without limitation, any amendments to the ESPP or (C) as provided in Section 6.01(b)(vii) of the Company Disclosure Schedule;

(viii)        voluntarily recognize any labor union or similar entity or enter into, terminate or materially modify any collective bargaining agreement, contract or other written agreement with a labor union or similar entity;

(ix)          engage in any “plant closing”, “mass layoff” or other action which would trigger the notice requirements pursuant to the WARN Act;

(x)           acquire any division, properties, business, assets or capital stock of (or otherwise make any investment in) any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, partnership, joint venture, share exchange, division, business combination or otherwise), other than one or more acquisitions in the ordinary course of business, consistent with past practice (i) of inventory, supplies, Intellectual Property assets, raw materials, equipment or similar assets, or (ii) that, individually or in the aggregate, involve a purchase price of not more than $5,000,000;

(xi)          sell, assign, lease, license, abandon, pledge, transfer, subject to any Lien or otherwise dispose of any material Company Intellectual Property or any material assets or material properties of the Company or its Subsidiaries except (i) pursuant to Contracts or commitments existing as of the date hereof, (ii) non-exclusive licenses of Company Intellectual Property to customers, contractors, technology and other partners or suppliers of the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, (iii) sales of inventory or used equipment in the ordinary course of business, consistent with past practice, (iv) Permitted Liens, or (v) non-material Company Intellectual Property that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment;

(xii)         make any materially adverse change to (i) any public or posted Privacy Obligation applicable to the Company or any of its Subsidiaries or (ii) the operation or security of any IT Systems, except as required by Applicable Law;

(xiii)       change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company’s reports filed with the SEC prior to the date hereof;

(xiv)        make (other than Tax elections made in the ordinary course consistent with past practice), change, or revoke any material Tax election, change any Tax accounting period or method, file any material amended Company Return, enter into any closing agreement, settle or compromise any audit or other proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of material Taxes, request any ruling with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, or enter into a voluntary disclosure or similar agreement;

(xv)         except for borrowings under the Company’s current credit facilities in the ordinary course of business consistent with past practice and except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (i) incur or otherwise become liable for additional indebtedness for borrowed money or issue or sell debt securities or warrants or other rights to acquire any debt securities, or assume, guarantee or endorse any indebtedness for borrowed money of any Person (other than a wholly-owned Subsidiary of the Company), or (ii) modify the terms of any material indebtedness existing as of the date hereof in a manner materially adverse to the Company or its Subsidiaries or the ability of Parent to obtain the Debt Financing;

(xvi)        (A) enter into any Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement, (B) renew or extend any Material Contract (or any Contract described by clause (A)), other than renewals or extensions of any expiring contracts without material adverse changes of terms with respect to Company or its Subsidiaries (it being understood that ordinary-course changes to monetary expenditures under any such contracts shall not be deemed to be a material adverse change of terms for this purpose) or (C) modify or amend in any material respect or terminate (other than any Material Contract (or Contract described by clause (A)) that has expired in accordance with its terms) any Material Contract (or Contract described by clause (A)) or waive any material right, claim, remedy or default under any Material Contract (or Contract described by clause (A)) except, in each case of clauses (A), (B) and (C), in the ordinary course of business, consistent with past practice;

(xvii)       settle, release, waive or compromise any pending or threatened Proceeding for an amount (net of insurance proceeds) in excess of $1,000,000 individually or $5,000,000 in the aggregate (other than settlements of any Proceedings for an amount not in excess of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company), in each case, that do not involve (A) the imposition of any material restrictions on the business or operations of the Company or any of its Subsidiaries, and (B) any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;

(xviii)      engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xix)        make any loans, advances or capital contributions to, any other Person, except for (i) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business consistent with past practice and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto; (ii) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company; and (iii) in amounts less than $1,000,000 in the aggregate outstanding at any given time;

(xx)         (i) make any capital expenditures in excess of $2,000,000 over the aggregate amount of capital expenditures set forth in the Company’s budget set forth in Section 6.01(b)(xx) of the Company Disclosure Schedule or (ii) make any single or series of related capital expenditures in excess of $15,000,000;

(xxi)        amend, modify, terminate, cancel or let lapse a material insurance or re-insurance policy of the Company or any of its Subsidiaries in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;

(xxii)       adopt a rights plan, “poison pill” or similar arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated hereby; or

(xxiii)     authorize, commit or agree to take any of the foregoing actions.

(c)          Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time.

Section 6.02          Acquisition Proposals.

(a)          [Reserved.]

(b)          Subject to Section 6.03(b) and Section 6.03(c) and except as expressly permitted by this Section 6.02, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01, beginning on the date hereof:

(i)            the Company shall not and shall cause each of its Subsidiaries not to, nor shall the Company authorize or permit any of its Representatives or any of its Subsidiaries’ Representatives to and it shall direct its Representatives and its Subsidiaries’ Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub),  (A) solicit, initiate, propose or induce the making, submission or announcement of, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal (or inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal), (C) furnish to any Third Party any information or provide to any Third Party access to the businesses, properties, assets, books, records or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (D) approve, endorse or recommend an Acquisition Proposal or (E) approve, recommend or enter into, or propose to approve, recommend or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other similar Contract (other than an Acceptable Confidentiality Agreement, or such other permitted confidentiality agreement pursuant to this Section 6.02) with respect to an Acquisition Proposal; and

(ii)           the Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to, (A) immediately after the execution and delivery of this Agreement cease and terminate any existing discussions, communications or negotiations with any Third Party, theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal and terminate all access of any Third Party to any physical or electronic data room (or other diligence access) maintained by the Company, and (B) promptly following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable confidentiality or similar agreement entered into with such Third Party prior to the date hereof.

(c)          Notwithstanding anything to the contrary contained in this Agreement, if, at any time on or after the date hereof, but prior to obtaining the Stockholder Approval, (i) the Company receives a written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a material breach of this Section 6.02 or Section 6.03 and (iii) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with a Company Financial Advisor (and, in the case of the Special Committee, a Special Committee Financial Advisor) and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that the failure to take the actions contemplated by the following clauses (A) or (B) would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company or the Special Committee, directly or indirectly through one or more of their Representatives, may, subject to applicable Law, (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party); provided, however, that the Company (1) will not, and will cause its Subsidiaries not to and shall not permit its or their Representatives to and shall direct its and their Representatives not to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such Third Party, which was not previously provided to Parent, prior to or substantially concurrently with the time it is provided to such Third Party.  Notwithstanding anything to the contrary contained in this Agreement, the Company or the Special Committee, directly or indirectly through one or more of their Representatives, may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party in order to permit the Company Board (or any committee thereof) to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons to this Agreement, including the specific provisions of this Section 6.02.

(d)          From and after the date of this Agreement, the Company shall as promptly as practicable (and in any event within 24 hours) notify Parent of the Company’s receipt of any Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, a reasonably detailed written description of the material terms and conditions of such Acquisition Proposal) and the identity of the Third Party making such Acquisition Proposal.  The Company shall thereafter keep Parent reasonably informed on a prompt basis (and in any event within 24 hours) of the status of any material developments regarding any such Acquisition Proposal (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) promptly after receipt thereof. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.02 will be subject to the terms of the Confidentiality Agreement.

(e)          The Company and the Company Board (or any committee thereof) shall not (i) grant waivers of, release any Third Party from, terminate or modify, and shall be required to enforce, any provision of any confidentiality, standstill or similar agreement (or any confidentiality or standstill provision of any other Contract) to which any of the Company or any Subsidiary of the Company is a party that has the effect of prohibiting or purporting to prohibit the counterparty thereto from making an unsolicited Acquisition Proposal or (ii) take any action to exempt any Third Party from or render inapplicable Section 203 of the DGCL or other anti-takeover Applicable Law, except, in each case of clauses (i) and (ii) if the Company Board (or any committee thereof) determines in good faith (after consultation with a Company Financial Advisor or a Special Committee Financial Advisor and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, then the Company may grant a limited waiver of any such standstill or similar provision or take any such action to render inapplicable any anti-takeover Applicable Law solely to the extent necessary to permit such Third Party to make a non-public Acquisition Proposal to the Company Board or to engage in discussions relating to an Acquisition Proposal with an “interested stockholder” of the Company as such term is used in Section 203 of the DGCL and, to the extent permitted by the other subsections of this Section 6.02 and Section 6.03, thereafter negotiate and enter into any transaction in connection therewith.

(f)          The Company agrees that any action or failure to take any action by any director, officer or other Representative of the Company or any of its Subsidiaries which would constitute a breach of this Section 6.02 if taken or not taken by the Company or its Subsidiaries will be deemed to be a breach of this Section 6.02 by the Company. The Company will not authorize, direct or knowingly permit any director, officer or other Representative of the Company or its Subsidiaries to breach this Section 6.02, and upon becoming aware of any breach or threatened breach of this Section 6.02 by a director, officer or Representative of the Company or its Subsidiaries, the Company shall use its reasonable best efforts to stop such breach or threatened breach.

Section 6.03         Company Recommendation.

(a)          Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) fail to make, withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Recommendation, (ii) authorize, adopt, approve, endorse or recommend, or publicly propose to authorize, adopt, approve, endorse or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such offer (or if the Stockholder Meeting is scheduled to be held within ten (10) Business Days from the date of such commencement, promptly and in any event prior to the date which is one (1) Business Day before the date on which the Stockholder Meeting is scheduled to be held), (iv) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement, or such other permitted confidentiality agreement, pursuant to Section 6.02), (v) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing (or, if the Company Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, within one (1) Business Day after such request and, in any event, prior to the date of the Company Stockholders Meeting), provided that Parent may make such a request no more than three (3) times in the aggregate, and no more than one time in any ten (10)-day period, (vi) fail to include the Company Recommendation in the Proxy Statement or (vii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vi) (each of the foregoing actions described in clauses (i) through (vii) being referred to as an “Adverse Recommendation Change”).

(b)          Notwithstanding anything in this Agreement to the contrary, including Section 6.03(a), at any time prior to obtaining the Stockholder Approval, the Company Board or any committee thereof may, acting upon the recommendation of the Special Committee, if it determines in good faith (after consultation with a Company Financial Advisor or a Special Committee Financial Advisor and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, (A) make an Adverse Recommendation Change in response to either (1) a Superior Proposal or (2) an Intervening Event and/or (B) in the case of a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal, subject in each case to prior compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(i)           In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made and (y) no termination of this Agreement pursuant to Section 8.01(h) may be made:

(A)         until after the fifth (5th) Business Day following written notice from the Company advising Parent that the Company Board or any committee thereof, intends to make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment, modification or change to the financial terms or any material amendments, modification or change to any other term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of three (3) Business Days, and compliance with this Section 6.03(b) with respect to such new notice);

(B)          unless during such five (5) Business Day period (or three (3) Business Day period following an amended, modified or changed proposal), the Company shall, and shall make its Representatives available to, to the extent requested by Parent, discuss and negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters as would enable the Company Board or the Special Committee, to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C)          unless, prior to the expiration of such five (5) Business Day period (or three (3) Business Day period following an amended proposal), Parent does not make a written proposal to adjust the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters that the Company Board or the Special Committee determines in good faith (after consultation with a Company Financial Advisor (or, in the case of the Special Committee, a Special Committee Financial Advisor) and outside legal counsel) to be at least as favorable to the Company’s stockholders as the Superior Proposal.

(ii)          In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made:

(A)         until after the fifth (5th) Business Day following written notice from the Company advising Parent that the Company Board or the Special Committee intends to take such action and specifying the material facts underlying the determination by the Company Board or the Special Committee that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B)          unless during such five (5) Business Day period, the Company shall, and shall make its Representatives available to, to the extent requested by Parent, discuss and negotiate with Parent in good faith to enable Parent to amend this Agreement, the Guarantees and the Financing Commitment Letters in such a manner that obviates the need for an Adverse Recommendation Change; and

(C)          unless, prior to the expiration of such five (5) Business Day period, the Company Board or the Special Committee determines in good faith, taking into consideration any amendments to this Agreement, the Guarantees and the Financing Commitment Letters proposed in writing by Parent (after consultation with a Company Financial Advisor (or, in the case of the Special Committee, a Special Committee Financial Advisor) and outside legal counsel), that the failure to effect an Adverse Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

(iii)         Parent and Merger Sub agree that any proposals to amend this Agreement, the Guarantees and/or the Financing Commitment Letters in response to a Notice of Superior Proposal or a Notice of Intervening Event shall be made on a confidential basis to the Special Committee Financial Advisor, except as required by Applicable Law.

(c)          Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under Applicable Law or any disclosure requirements under Applicable Law, or (iii) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, in each case, so long as any such disclosure does not include any statement that constitutes an Adverse Recommendation Change (it being understood that a customary “stop, look and listen” communication by the Company Board or any committee thereof pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not, in and of itself, constitute an Adverse Recommendation Change).

Section 6.04          Approval of Merger Agreement.

(a)          As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with Applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval (with the record date and meeting date set in consultation with Parent); provided that notwithstanding anything else to the contrary herein, the Company (x) shall adjourn or postpone the Stockholder Meeting if, as of the time for which such meeting is originally scheduled, there will be insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Stockholder Approval and (y) may postpone or adjourn the Stockholder Meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if the Company is required to postpone or adjourn the Stockholder Meeting by applicable Law or a request from the SEC or its staff, or (iii) in order to give the Company Stockholders sufficient time to evaluate any necessary supplement, amendment, information or disclosure that the Company has sent or otherwise made available to the holders of shares of Company Common Stock if, in the good faith judgment of the Company Board or any committee thereof (after consultation with outside counsel), such adjournment or postponement is consistent with its fiduciary duties under Applicable Law; provided, that in the case of the foregoing clause (x) and clause (y)(iii), such postponement or adjournment shall not (A) occur on more than two (2) occasions and (B) be for more than ten (10) Business Days for each such adjournment, in each case without the prior written consent of Parent (and such adjournment shall occur if Parent so consents); provided, further, that in no event (1) shall the Stockholder Meeting be postponed or adjourned beyond the date that is five (5) Business Days prior to the End Date or (2) once it is fixed by the Company Board, shall the record date for the Stockholder Meeting change (whether or not in connection with any such postponement or adjournment), without the prior written consent of Parent.  The Company shall use its reasonable best efforts to (A) cause the definitive Proxy Statement and the Schedule 13e-3 to be mailed to the Company’s stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth (10th) calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement (and if such calendar day is not a Business Day, then such confirmation will be deemed to have occurred on the next succeeding Business Day thereafter), (B) solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and (C) take all other action necessary or advisable to secure Stockholder Approval or any other vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Stockholder Meeting to be set so that the Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement. The Company shall keep Parent informed with respect to proxy solicitation as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith, including with respect to any communications with any stockholder of the Company regarding such stockholder’s intent to vote for, vote against or abstain with respect to the Stockholder Approvals or to make any public statement regarding such stockholder’s intent with respect thereto or more generally regarding the Transactions contemplated hereby, and providing a list of all stockholders of the Company entitled to vote at the Stockholder meeting, the then current tally of proxies that have been granted and not withdrawn by stockholders of the Company and any other information reasonably requested by Parent in connection with Parent determining whether or not to consent to an adjournment of the Stockholder Meeting.  In addition, the Company will, and will direct its Representatives to, consult and coordinate with Parent and its Representatives (including any proxy solicitor retained by Parent) with respect to strategy regarding securing the Stockholder Approvals.

(b)          As promptly as reasonably practicable, and in any event within thirty (30) days, after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form in connection with the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and file it with the SEC, and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to cause their respective Affiliates, as applicable, to cooperate with the preparation of the foregoing. The Company and Parent (or its applicable Affiliates) shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, as amended or supplemented, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13e-3. The Company shall notify the other parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13e-3 and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13e-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate, and shall cause their Affiliates and advisors to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement and the Schedule 13e-3, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement or the Schedule 13e-3 under Applicable Law.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13e-3 (or any amendment or supplement thereto), or making any written communications with the SEC or its staff with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such filings or written communications and shall consider Parent and its counsel’s comments in good faith.

(c)          Each of Parent, Merger Sub and the Company further agrees that all information supplied by such party (or such party’s Affiliates) for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13e-3 in connection with the Merger (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act and the NYSE.  Notwithstanding the foregoing, the Company on the one hand, and Parent and Merger Sub on the other hand, each assumes no responsibility with respect to information supplied by or on behalf of, respectively, Parent or Merger Sub or their Affiliates, or the Company or its Affiliates, for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13e-3.  If at any time prior to the Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e-3, as the case may be, so that such filing would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the holders of shares of Company Common Stock.

Section 6.05          Access to Information.  Subject to Applicable Law, Section 6.12, Section 6.18, and applicable contractual restrictions entered into prior to the date of this Agreement, and solely for purposes of furthering the transactions contemplated by this Agreement or transition or integration planning relating thereto, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts, records and personnel.  The foregoing shall not require the Company or its Subsidiaries (a) to provide access to or otherwise make available or furnish any books, Contracts or records governed by a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel jeopardize any attorney-client, work product or other legal privilege or protection, (c) to provide access to or otherwise make available or furnish any information if and to the extent that such access or availability would jeopardize the health and safety of any employee of the Company or its Subsidiaries, (d) to provide access to or otherwise make available or furnish any information relating to the process conducted by the Special Committee that led to the execution of this Agreement, (e) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could in the judgment of the Company based on advice of counsel violate any Applicable Law or (f) subject to and without limiting Section 6.17(c), to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available or prepared by the Company or its Subsidiaries in the ordinary course of business; provided, in each case, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not result in the effects set out in clauses (a) through (e), including by making appropriate substitute arrangements.  Notwithstanding anything herein to the contrary, except in the ordinary course of business of Parent or Merger Sub (or their Affiliates) and unrelated to the transactions contemplated by this Agreement, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company not involved in the negotiation of the transactions contemplated by this Agreement or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.  The Company will consider in good faith and cooperate with Parent regarding any requests by the Parent to enter into discussions with any potential Rollover Stockholder.  All requests for information made pursuant to this Section 6.05 shall be directed to the Chief Legal Officer or other Person designated by the Company.  All such information shall be deemed Evaluation Material (as defined in the Confidentiality Agreement) under and be governed by the terms of the Confidentiality Agreement.

Section 6.06          Notice of Certain Events.  Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (x) with respect to the Company, has had or would reasonably be expected have a Company Material Adverse Effect, (y) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect and/or (z) is reasonably likely to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date.  No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. Any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article 7 or the basis for any condition set forth in Article 7 not to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article 7 to be satisfied.

Section 6.07          Employee Matters.

(a)          For a period of not less than twelve (12) months after the Closing Date, Parent shall provide each employee of the Company or its Subsidiaries immediately before the Effective Time for long as such person continues employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (each a “Continuing Employee”) with (i) (A) base salary or base hourly rate, as applicable and (B) target cash incentive compensation opportunities (including commissions, but excluding retention, long-term incentive compensation, change in control or transaction bonus opportunities and equity incentive compensation), in each case in an amount that is no less favorable than that  was provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits (including severance benefits that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements set forth in Section 6.07(a) of the Company Disclosure Schedule, defined contribution retirement, health and welfare, vacation and sick or other paid leave and remote working options, but excluding defined benefit pension, nonqualified deferred compensation, equity incentive, long-term incentive, retention, change in control and post-retirement health and welfare benefits) that are substantially similar in the aggregate to those provided  to such Continuing Employee immediately prior to the Closing Date.

(b)          From and after the Closing Date, Parent shall use commercially reasonable efforts to cause the service of each Continuing Employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, severance, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries, but not including any equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.  Parent shall assume any and all vacation and paid time off balances of Continuing Employees, and shall assume all costs and notice obligations incurred in connection with terminations of non-Continuing Employees.

(c)          From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable best efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing and at-work conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year.

(d)          Prior to the Effective Time, the Company shall take all actions necessary to amend the Company’s VP+ Change in Control and Severance Plan to provide that the Company’s VP+ Change in Control and Severance Plan will automatically terminate on the date that is twelve (12)-months after the Closing Date (and subject to the occurrence of the Effective Time) and shall promptly notify participants therein of such amendment.  Prior to the adoption of any such amendment, the Company shall provide Parent with any drafts of, and a reasonable opportunity to review, such amendment.

(e)          Nothing in this Section 6.07 shall be deemed to: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Subsidiaries to terminate the employment of any Continuing Employee; (ii) amend any Parent Benefit Plan; (iii) require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law or (iv) create a third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.08          State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09          Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.  Without limiting the foregoing, immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 6.10          [Reserved].

Section 6.11          Director and Officer Liability.

(a)          For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts, errors or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s and the Company’s Subsidiaries’ officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company (with the prior written consent of Parent) prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from acts, errors or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement.  The Company (with the prior written consent of Parent) may also purchase prepaid “tail” or “runoff” policies for any other “claims-made” liability insurance coverage, including employment practices liability, professional liability and cyber and data security liability coverages; provided that such premiums for such insurance do not exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof with respect to each such coverage.  If any such prepaid policies described in this Section 6.11(a) have been obtained by the Company (with the prior written consent of Parent) prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)          From and after the Effective Time, the Surviving Corporation shall: (i) indemnify (including advancement of expenses) and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) by reason of the fact that such Indemnified Party is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of any Subsidiary of the Company or another Person, in each case, at or before the Effective Time, whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party that is set forth in Section 6.11 of the Company Disclosure Schedule; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the certificate of incorporation or by-laws of the Company as in effect on the date hereof.  The Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c)          During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to those subject to those provisions as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the Company as of the date hereof.

(d)          If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

(e)          The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or by-laws, by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.11).

Section 6.12          Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof and in no event later than the End Date, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any), (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties (provided that the Company shall not be obligated to make any payment or commercial concession to any Third Party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested by Parent and is conditioned and effective only upon the Closing), and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Parent’s and Merger Sub’s obligations under this Agreement (including this Section 6.12) are subject to, and the parties hereto agree to, the terms and conditions set forth on Section 6.12(a) of the Parent Disclosure Schedule, and Parent and Merger Sub shall not be in breach of this Agreement to the extent Parent or Merger Sub relies on or acts in accordance with the limitations set forth in Section 6.12(a) of the Parent Disclosure Schedule.

(b)          In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement; provided that if there are any changes in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, then the Company and Parent shall use reasonable best efforts to file or cause to be filed any and all required notification and report forms under the HSR Act as promptly as commercially practicable thereafter; (ii) except as otherwise set forth in Section 6.12(b) of the Company Disclosure Schedule, promptly, but in no event later than twenty (20) Business Days after the date hereof, make all filings necessary to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and shall cause the expiration or termination of any applicable waiting periods, as may be required under the Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth on Section 7.01(c) of the Company Disclosure Schedule (to the extent required or advisable); and (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority under applicable Antitrust Laws or Foreign Investment Laws in connection with the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period. Parent shall pay all filing fees under the HSR Act and other applicable Antitrust Laws or Foreign Investment Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws, in connection with the Merger or the other transactions contemplated by this Agreement.

(c)          Without limiting the generality of anything contained in this Section 6.12, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt notice of the making or commencement of any substantive request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; (iii) promptly inform the other parties of any substantive communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all substantive written communications; and (iv) in the case of Parent, pull and re-file any notice under the HSR Act only after consulting in good faith with the other party.  Subject to Applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and shall consider in good faith all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that either party may limit access to information solely to those individuals acting as outside antitrust counsel for the other parties (provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party).  In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each substantive meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding.

(d)          In furtherance and not in limitation of the foregoing, Parent agrees to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable (and in any event no later than the End Date), including (i) committing to or effecting, by consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, transfer, assignment or other disposition of assets or businesses of the Company or its Subsidiaries and controlled Affiliates, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of the Company or its Subsidiaries and controlled Affiliates and (iii) creating or consenting to create or enter into any agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger and the other transactions contemplated by this Agreement) (each action contemplated by clauses (i) through (iii) a “Specified Action”).  Parent and the Company shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all Specified Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Specified Action as may be required to resolve any Governmental Authority’s objections to the Merger and the other transactions contemplated by this Agreement; provided, that Parent shall control strategy, communications, and timing with respect to parties’ efforts to obtain any necessary or advisable consents, approvals or non-objections, or expiration or termination of any waiting period under any Antitrust Laws. The Company shall not take or commit to take any Specified Action without Parent’s consent.

(e)          In the event that any Proceeding is commenced challenging the Merger and the other transactions contemplated by this Agreement and such Proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall take any and all action with respect to the Parent or the Company or their respective Subsidiaries and controlled Affiliates to resolve any such Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other to contest any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(f)          Neither Parent nor Merger Sub shall, nor shall they permit Silver Lake Alpine Fund II, L.P. or any of their respective Subsidiaries and controlled Affiliates (for the avoidance of doubt, excluding portfolio companies of any Equity Investor) to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any applicable clearance, consent, approval, waiver, waiting period expiration or termination, non-action or other authorization, or cause Parent, Merger Sub or the Company to be required to obtain any additional clearance, consent, approval, waiver, waiting period expiration or termination, non-action or other authorization, under Applicable Laws with respect to the Merger and the other transactions contemplated by this Agreement, (y) materially increase the risk of any Governmental Authority entering an Order prohibiting the transactions contemplated by this Agreement, or (z) materially delay the consummation of the transactions contemplated by this Agreement.

(g)         Notwithstanding the foregoing or any other provision of this Agreement, except as expressly set forth in Section 6.12(f) (subject to the limitations therein) or in Schedule 6.12 of the Company Disclosure Schedule, nothing in this Section 6.12 or any other provision of this Agreement shall require Parent or Merger Sub to, or cause any of their Affiliates to, take or agree to take, or to refrain from taking, any action contemplated by Section 6.12, including any Specified Action, with respect to the assets, properties, business or operations of (x) any Affiliates of the Parent, including Silver Lake, any investment funds or investment vehicles affiliated with, or managed or advised by, Silver Lake, or any portfolio company (as such term is commonly understood in the private equity industry) or direct or indirect investment of Silver Lake or of any investment fund or investment vehicle, or any interest therein, in each case, other than the Company, or its Subsidiaries and controlled Affiliates or (y) any Equity Investor or any Affiliates of any Equity Investor, or their respective portfolio companies (as such term is commonly understood in the private equity industry).

Section 6.13          Transaction Litigation.  The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation.  For purposes of this Section 6.13, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, including by providing Parent copies of all documents relating to or arising out of any such Transaction Litigation, including all correspondence among the parties or other participants thereto (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority.  Notwithstanding the foregoing, the Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). Without otherwise limiting or expanding the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP, Freshfields Bruckhaus Deringer or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 6.14          Public Announcements.  The initial press release relating to the execution of this Agreement shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Applicable Law or any listing agreement under which or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, the Company shall not be required to consult with Parent before (A) issuing any press release or making any other public statement (x) with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or (y) as otherwise permitted under Section 6.03, including with respect to its receipt and consideration of any Acquisition Proposal, Superior Proposal or “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (B) disseminating any communications principally directed to employees, customers, technology or other partners or vendors so long as such communications are consistent with previous releases, public disclosures, public statements or other communications made by the parties not in violation of this Section 6.14. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 6.15          Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16          Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to cause any dispositions of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17          Financing.

(a)          Each of Parent and Merger Sub shall use its reasonable best efforts to arrange, obtain and consummate the Financing on the terms and conditions described in the Financing Commitment Letters (or, if available, on other terms that are acceptable to Parent in its sole discretion, so long as such other terms do not include or result in a Prohibited Modification), and shall not permit any amendment, restatement, replacement, supplement or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, restatement, replacement, supplement, modification or waiver (A) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing to an amount less than, when taken together with the available portion of the Financing and cash on hand at Parent, the Company and its Subsidiaries (assuming such cash on hand of the Company and its Subsidiaries is equal to the Minimum Cash Amount), the amount required to pay for the Financing Purposes (the “Required Amount”), (B) imposes new or additional conditions precedent to the funding of the Financing, or otherwise expands any of the conditions precedent to the funding of the Financing or (C) would reasonably be expected to (i) material delay (taking into account Section 2.01) or prevent the Closing or (ii) adversely impact the ability of Parent or Merger Sub or, in the case of the Equity Commitment Letters, the Company, to enforce its rights against other parties to the Financing Commitment Letters (the effects described in clauses (A) through (C), collectively, “Prohibited Modifications”); provided that Parent may add (pursuant to the terms of the Debt Commitment Letter) as parties to the Debt Commitment Letter lenders, arrangers, bookrunners, agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof.  For purposes of this Section 6.17, references to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letters as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.17(a) and references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.17(a). The parties agree that Parent may assign the Equity Commitment Letters and/or the Guarantees, in whole or in part, on the terms and subject to the conditions set forth in Section 6.17(a) of the Parent Disclosure Schedule (any such assignment, an “Equity Assignment,” and the date thereof, the “Equity Assignment Date”).

(b)          Each of Parent and Merger Sub shall use its reasonable best efforts to (A) maintain in full force and effect the Financing Commitment Letters, (B) satisfy on a timely basis (taking into account Section 2.01) all conditions to funding in the Financing Commitment Letters and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Persons committing to fund the Financing to fund the Financing at the Closing, (C) enforce its rights under the Financing Commitment Letters and (D) comply with its obligations under the Financing Commitment Letters.  Without limiting the foregoing, Parent and Merger Sub shall promptly notify the Company in writing if at any time prior to the Closing Date (i) any Financing Commitment Letter is terminated for any reason, (ii) any Person party to any Financing Commitment Letter indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Financing, (iii) Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other Person party to the Financing Commitment Letters defaults or breaches any of the terms or conditions set forth in any Financing Commitment Letter, (iv) any event occurs that, with or without notice or lapse of time or both, would reasonably be expected to result in a default or breach of any of the terms or conditions set forth in any Financing Commitment Letter, or (v) Parent or Merger Sub receives any written notice or other written communication with respect to any (A) early termination of, repudiation by any Person party to or material default or material breach under any Financing Commitment Letter or (B) material dispute or disagreement between or among any Persons party to the Financing Commitment Letters with respect to the obligation to fund the Financing on the Closing Date in an amount necessary to fund the Required Amount.

(c)          Prior to the Closing, the Company shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the obtaining and arranging of the Debt Financing. Without limiting the generality of the foregoing, such reasonable best efforts in any event shall include:

(i)            participating in a reasonable number of meetings (including meetings with prospective Debt Financing Sources), presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice;

(ii)           to the extent required by the Debt Commitment Letter, facilitating the pledging of, and perfection of security interests in, collateral, effective no earlier than the Effective Time;

(iii)         furnishing Parent as promptly as reasonably practicable the Company Financial Information and, following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested), such other financial and other information regarding the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources and as is customarily required in connection with financings of a type similar to the Debt Financing;

(iv)          in each case following Parent’s reasonable request, assisting Parent and Merger Sub in the preparation of (A) confidential information memoranda (including a version that does not include material non-public information) and other customary marketing materials required in connection with financings similar to the Debt Financing and (B) materials for rating agency presentations;

(v)           following Parent’s reasonable request, using commercially reasonable efforts to cause directors and officers who will continue to hold such offices and positions from and after the Effective Time to execute and provide resolutions or consents of the Company and its Subsidiaries with respect to entering into the Definitive Financing Agreements and otherwise as necessary to authorize consummation of the Debt Financing; provided that no such resolution or consent shall become effective until the Effective Time;

(vi)          providing (A) customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company (which authorization and representation letters will become effective before the Effective Time) to the extent required in the Debt Commitment Letter and (B) a certificate of the chief financial officer of the Company in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter (as in effect on the date hereof) with respect to solvency matters;

(vii)         if requested by Parent, providing (A) at least five (5) Business Days prior to the Closing Date, all documentation and other information regarding the Company and its Subsidiaries as is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested by Parent in writing at least nine (9) Business Days prior to the anticipated Closing Date and (B) a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Debt Financing Source that has requested such certification, to the extent requested by Parent in writing at least five (5) Business Days prior to the anticipated Closing Date;

(viii)        assisting reasonably in the preparation and execution of necessary and customary Definitive Financing Agreements (including one or more credit agreements, security agreements, mortgages and/or guarantees and the schedules and exhibits thereto) in connection with the Debt Financing or other certificates or documents as may reasonably be requested by Parent, in each case, to be held in escrow pending release by the Company at, and subject to the occurrence of, the Effective Time; and

(ix)          to the extent required in the Debt Commitment Letter, using commercially reasonable efforts to ensure that the syndication efforts with respect to the Debt Financing benefit materially from the existing lending and investment banking relationships of the Company, it being understood and agreed that (x) such cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates and (y) the provisions set forth in this Section 6.17(c) represent the sole obligation of the Company and its Affiliates with respect to the Debt Financing and no other provision of this Agreement (including the exhibits and schedules hereto) or the Debt Commitment Letter will be deemed to expand such obligations. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or Merger Sub or their Representatives pursuant to this Section 6.17(c) shall be kept confidential in accordance with the Confidentiality Agreement, as modified by Section 6.19. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.

(d)          Notwithstanding anything herein to the contrary, (i) no directors or managers of the Company or its Affiliates (other than any director or manager who is continuing as a director or manager of any the Company or its Subsidiaries following the consummation of the Transactions) shall be required to pass resolutions or consents to approve or authorize the execution or delivery of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument with respect to the Debt Financing (other than the documents to be delivered pursuant to Section 6.17(c)(vi) and the prepayment and termination notices contemplated by Section 6.24), including any definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”), (ii) no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing (other than the authorization and representation letters to be delivered pursuant to Section 6.17(c)(vi)) and the prepayment and termination notices contemplated by Section 6.24), and (iii) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company’s or its Affiliates’ organizational documents or any Laws, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which any of them are a party or by which any of their assets are bound, (D) give to any other Person any indemnities in connection with the Financing that are effective prior to the Closing or (E) take any actions that would cause any representation or warranty in this Agreement to be breached or that would cause any closing condition set forth in Article 7 to fail to be satisfied or that would otherwise cause a breach of this Agreement. Nothing contained in this Section 6.17 or otherwise shall require the Company or its Affiliates to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time.

(e)          Notwithstanding this Section 6.17 or anything else to the contrary in this Agreement, but subject to, and without limiting the effect of, Section 9.09, Parent and Merger Sub each acknowledges, affirms and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain any debt, equity or other financing for or related to any of the transactions contemplated by this Agreement (including, without limitation, all or any portion of any Financing).

(f)          Each of Parent and Merger Sub acknowledges and agrees that the only obligations of the Company or any of its Affiliates or Representatives with respect to any portion of the Financing prior to the Effective Time are the obligations expressly set forth in this Agreement. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with such cooperation by the Company or any of its Affiliates and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all liabilities, losses, obligations, damages, costs and expenses of any kind (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether in contract, tort, strict liability or otherwise) suffered or incurred by them in connection with the arrangement of any Financing, any alternative financing, any action taken by them pursuant to this Section 6.17 and any information utilized in connection therewith, except, in each case, to the extent resulting from the gross negligence, fraud or willful misconduct of Company or any of its Subsidiaries or Representatives (the obligations set forth in this subsection (f) collectively, the “Reimbursement Obligations”).

Section 6.18          Convertible Notes.

(a)          Immediately prior to the Closing, Parent or its Affiliates then holding Convertible Notes (the “Convertible Note Holders”) shall cause all of the outstanding Convertible Notes , other than the portion thereof to be purchased by the Company as contemplated by the next sentence, to be contributed to Parent (or another Affiliate thereof), and Parent agrees (and shall cause each of the Convertible Note Holders to agree) that, following such contribution and notwithstanding anything to the contrary contained in the Convertible Notes Indenture, the Convertible Note Holders shall no longer be entitled or permitted to exercise the Fundamental Change Repurchase Right (as such term is defined in the Convertible Notes Indenture) under the Convertible Notes Indenture, nor to trigger or exercise the Conversion Obligation (as such term is defined in the Convertible Notes Indenture) under the Convertible Notes Indenture, in respect of the Convertible Notes so contributed; provided that such limitation on exercise of Fundamental Change Repurchase Right or conversion will not apply if the Closing does not occur.  Immediately prior to the Closing (the “Convertible Notes Cash Payment Time”) and subject to Parent’s timely delivery of the notification set forth in the next sentence, the Company shall purchase from Parent or its Affiliates a portion of the Convertible Notes, in an amount to be specified by Parent, for cash at the Fundamental Change Repurchase Price (as such term is defined in the Convertible Notes Indenture); provided that the aggregate amount of cash to be paid by the Company to repurchase such portion of the Convertible Notes (the “Convertible Notes Cash Payment Amount”) shall not exceed $130,000,000 (the “Convertible Notes Cash Payment Cap”). Parent shall notify the Company in writing of the amount of the Convertible Notes to be so purchased at least five (5) Business Days prior to the Closing Date. Parent and the Company will cooperate, and in the case of Parent, Parent will cause its applicable Affiliates to cooperate, in good faith with respect to the parties’ obligations under this Section 6.18(a), including, as appropriate, the entry into of any supplemental indenture, amendment or similar agreement with respect to the Convertible Notes Indenture.

(b)          Prior to the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Documents, use reasonable best efforts to execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Convertible Notes Documents in connection with the Merger and other transactions contemplated by this Agreement and deliver any certificates and other documents required by the Convertible Notes Documents to be delivered by such persons in connection with the Merger and other transactions contemplated by this Agreement. Prior to the Effective Time, the Company shall give any notices and take all actions required under the terms of the Convertible Notes Documents in connection with the Merger and other transactions contemplated by this Agreement.

(c)          The Company shall provide Parent and its counsel at least three (3) Business Days to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Documents prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

Section 6.19          Confidentiality.  Parent and the Company hereby agree to continue to be bound by the letter agreement dated as of August 15, 2024 between Silver Lake Technology Management, L.L.C. and the Company (the “Confidentiality Agreement”) (it being acknowledged and agreed, for the avoidance of doubt, that Parent and Merger Sub are “Affiliates” of Silver Lake Technology Management, L.L.C. for purposes of the Confidentiality Agreement).  All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any debt or equity financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by provisions of the Confidentiality Agreement applicable to “Representatives” (as defined therein) or (ii) are subject to other confidentiality and use undertakings that are no less favorable to the Company in their protection of confidential information than the Confidentiality Agreement (which may be satisfied by (A) customary confidentiality undertakings in the context of customary syndication practices for debt financings of the type contemplated by the Debt Commitment Letter or (B) customary fund level confidentiality obligations, as applicable, in each case that satisfy the requirements of this clause (ii)).

Section 6.20          Director Resignations.  Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.21          Listing Matters.  Each of the Company and Parent agrees to cooperate with the other party and use reasonable best efforts to take, or cause to be taken, all action necessary to delist the shares of Class A Common Stock from NYSE as promptly as practical after the Effective Time and terminate the Company’s registration under the Exchange Act as promptly as practical after such delisting.

Section 6.22          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger and imposed on the Company and its Subsidiaries shall be paid by or on behalf of Parent, the Surviving Corporation or Merger Sub, when due and payable. The parties shall, and shall cause their respective Affiliates to, cooperate in the execution and filing of any Tax Returns with respect to such taxes and other documentation if required to be executed and filed prior to the Closing.

Section 6.23          Cash Management.  If requested in writing by Parent on no less than five (5) Business Day’s prior notice, on the Business Day prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) execute one or more transfers of cash and cash equivalents between or among bank accounts of the Company or its Subsidiaries in order to move such cash or cash equivalents into, or out of, certain jurisdictions or (ii) sell short-term liquid investments at fair market value, in each case, to make such cash and cash equivalents available to Parent as a funding source in connection with the Merger. In connection therewith, the Company shall cooperate in good faith with Parent, and use its reasonable best efforts to provide Parent with such information as Parent reasonably requests and is reasonably available to the Company, regarding such balances of cash and cash equivalents in order to facilitate Parent’s use of such cash and cash equivalents as a funding source in connection with the Merger.

Section 6.24          Payoff Letters. Prior to the Closing, the Company shall (x) deliver (or cause to be delivered) notices of prepayment or termination of Closing Indebtedness within the time periods required by such Closing Indebtedness (or obtain waivers of such notices of prepayment or termination) and (y) with respect to the Closing Indebtedness, use reasonable best efforts to obtain from the agent for the lenders or other counterparties with respect to such Closing Indebtedness a “payoff letter” or similar document in customary form (collectively, the “Payoff Letters”) specifying the aggregate amount of the Company’s and its Subsidiaries’ obligations to be paid to such agent on the Closing Date and providing for release of all Liens and guarantees thereunder and termination of all instruments governing such Closing Indebtedness, subject only to, and upon, payment of such payoff amount specified therein and the occurrence of the Effective Time, in each case, effective substantially simultaneously with the Closing.

Section 6.25          Tender Offer.  Upon the written request by Parent and subject to the consent of the Company, the parties hereto agree to cooperate and work in good faith to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding shares of Company Common Stock and to make such reasonable and customary amendments to this Agreement as the parties hereto mutually agree are necessary to reflect such structure.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01          Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, at or prior to Closing, of the following conditions:

(a)          the Stockholder Approval shall have been obtained;

(b)          no Governmental Authority having jurisdiction over any party hereto or in respect of the transactions contemplated hereby shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law that makes consummation of the Merger illegal or otherwise prohibited shall be in effect; and

(c)          the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated , and all consents required under any other Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth on Section 7.01(c) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

Section 7.02          Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a)          (i) the representations and warranties of the Company set forth in the first and second sentences of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), clause (b) and the first sentence of clause (d) of Section 4.05 (Capitalization), Section 4.24 (Brokers’ Fees), and Section 4.27 (Anti-Takeover Provisions) shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date) (for purposes of this clause (i), disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import), (ii) the representations and warranties of the Company set forth in clause (a) and (c) of Section 4.05 (Capitalization) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any inaccuracy or combination of inaccuracies in such representations and warranties relative to the total fully-diluted equity capitalization of the Company as of the Closing Date that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $12,500,000, (iii) the representations and warranties of the Company set forth in Section 4.09(b) (Absence of Changes) shall be true and correct in all respects on the Closing Date as if made on the Closing Date and (iv) the other representations and warranties of the Company set forth in Article 4 of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)          the Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)          Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(d) and Section 7.02(e) have been satisfied;

(d)          since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(e)          the amount of cash and cash equivalents available to Parent immediately prior to the Convertible Notes Cash Payment Time, as a funding source for the Aggregate Merger Consideration, transaction expenses related to the transactions contemplated by this Agreement and any Convertible Notes Cash Payment Amount, shall be at least equal to the Minimum Cash Amount; and

(f)           the CEO Rollover shall have occurred in accordance with the CEO Support and Rollover Agreement.

Section 7.03          Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a)          the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b)          Parent and Merger Sub shall each have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c)          the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE 8
TERMINATION

Section 8.01          Termination.  This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Closing:

(a)          by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b)          by either Parent or the Company, upon written notice to the other party, if the Closing has not occurred on or before 11:59 p.m., New York City time, on July 17, 2025 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided that the End Date shall be automatically extended until October 17, 2025 (and such date, as so extended, shall be the End Date), if the condition set forth in Section 7.01(b) or Section 7.01(c) shall not have been satisfied for reasons relating to Antitrust Laws or Foreign Investment Laws or waived as of the close of business on the Business Day immediately prior to the End Date but all other conditions to closing set forth in Article 7 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would then be capable of being satisfied if the Closing were to take place on such date); and provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or has proximately resulted in, the failure of the Merger to be consummated by the End Date;

(c)          subject to Section 8.01(c) of the Parent Disclosure Schedule, by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable permanent Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such permanent prohibition shall have become final and non-appealable (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall have used such efforts as may be required by Section 6.12 to prevent, oppose and remove such Order;

(d)          by either Parent or the Company, upon written notice to the other party, if the Stockholder Approval has not been obtained at the Stockholder Meeting (as may be adjourned or postponed thereof in accordance with Section 6.04);

(e)          by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if either Parent or Merger Sub is in breach of its obligations under this Agreement that would result in any condition set forth in Section 7.03 not being satisfied;

(f)           by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the (30th) day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Company is in breach of its obligations under this Agreement that would result in any condition set forth in Section 7.02 not being satisfied;

(g)          by Parent, upon written notice to the Company, at any time prior to receipt of the Stockholder Approval, if the Company Board or any committee thereof, acting upon the recommendation of the Special Committee, shall have effected an Adverse Recommendation Change;

(h)          by the Company, upon written notice to Parent, at any time prior to receipt of the Stockholder Approval, if the Company Board or any committee thereof, acting upon the recommendation of the Special Committee, shall have determined to terminate this Agreement in accordance with Section 6.03(b) in order for the Company to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with, and as a condition to, such termination, pay the Company Termination Fee to Parent pursuant to Section 9.04; or

(i)           by the Company, upon written notice to Parent, if (A) all of the conditions set forth in Section 7.01 and Section 7.02 are satisfied or have been validly waived (other than those conditions that by their nature cannot be satisfied other than at the Closing, provided that such conditions would be satisfied as of the date of the notice referenced in clause (B) below if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 2.01, the Company has delivered an irrevocable written notice to Parent to the effect that all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or, to the extent permitted by Law, waived by the Company (other than those conditions that by their nature cannot be satisfied other than at the Closing, provided that such conditions would be satisfied or, to the extent permitted by Law, waived by the Company as of the date of such notice if the Closing were to occur on the date of such notice) and the Company is prepared to consummate the Closing and (C) Parent and Merger Sub fail to consummate the Closing on the earlier of (x) the third (3rd) Business Day after delivery of the notice referenced in the preceding clause (B) and (y) one (1) Business Day prior to the End Date.

Section 8.02         Effect of Termination.  If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative or Non-Recourse Party of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) the last sentence of Section 6.04(b), (iii) the last sentence of Section 6.05, (iv) the last sentence of Section 6.12(b), (v) Section 6.19 and (vi) Article 9 shall survive any termination hereof pursuant to Section 8.01.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to and without limiting the effect of Section 9.04(h), none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Aggregate Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith.  For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (b) the Guarantees shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

ARTICLE 9
MISCELLANEOUS

Section 9.01          Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered in person , (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided that no “bounce back” or similar message indicating nondelivery is received with respect thereto), in each case as follows:

if to Parent or Merger Sub, to:

Silver Lake
2775 Sand Hill Road
Suite 100
Menlo Park, CA 94025
Attention:
Email:

with a copy to:

Silver Lake
55 Hudson Yards
40th Floor
New York, NY 10001
Attention:
Email:

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:      Elizabeth A. Cooper
Louis Argentieri
Email:    ecooper@stblaw.com
louis.argentieri@stblaw.com

if to the Company, to:

Zuora, Inc.
101 Redwood Shores Parkway
Redwood City, CA 94065
Attention:
Email:

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attention:     Joshua M. Zachariah
Michael R. Patrone
James Ding
E-Mail:  jzachariah@goodwinlaw.com
mpatrone@goodwinlaw.com
jding@goodwinlaw.com

and

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention:     Ethan A. Klingsberg
Sarah K. Solum
Steven Y. Li
Email:    ethan.klingsberg@freshfields.com
sarah.solum@freshfields.com
steven.li@freshfields.com

Section 9.02          Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

Section 9.03          Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04          Fees and Expenses.

(a)          Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)          In the event that:

(i)            this Agreement is terminated pursuant to Section 8.01(g);

(ii)           this Agreement is terminated pursuant to Section 8.01(h); or

(iii)          this Agreement is terminated pursuant to Section 8.01(b), Section 8.01(d) or Section 8.01(e) and (A) after the date hereof and prior to the termination of this Agreement, a bona fide Acquisition Proposal is publicly disclosed or is delivered to the Company Board (or a committee thereof) or senior management of the Company and (B) within twelve (12) months after the date of such termination, the Company consummates any Acquisition Proposal or enters into a definitive agreement in respect of any Acquisition Proposal (provided that for purposes of this subsection (iii), each reference to “20% or more” or “80% or less” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%” or “less than 50%”, respectively);

then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i), within three (3) Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) (or no later than the next Business Day if such termination occurs on a day that is not a Business Day) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the earlier of the consummation of such Acquisition Proposal or the entry into a definitive agreement in respect of such Acquisition Proposal.

(c)          In the event this Agreement is terminated pursuant to Section 8.01(d), the Company shall promptly (and in any event within three (3) Business Days after the date of such termination), pay Parent 50% of the reasonable, documented and out-of-pocket expenses incurred by Parent, Merger Sub or any of their Affiliates on or after the date of the execution of this Agreement in connection with this Agreement and the transactions contemplated hereby, payable by wire transfer of same-day funds to one or more accounts designated by Parent; provided that the Company’s obligations under this Section 9.04(c) shall in no event exceed $5,000,000; provided, further, that, in the event the Company Termination Fee becomes payable pursuant to Section 9.04(b)(iii), any amounts paid by the Company pursuant to this Section 9.04(c) shall be credited against and reduce such Company Termination Fee.

(d)          In the event this Agreement is terminated by the Company pursuant to Section 8.01(f) or Section 8.01(i), Parent shall promptly (and in any event within three (3) Business Days) pay to the Company a termination fee of $101,100,000 (the “Parent Termination Fee”) by wire transfer of same-day funds to one or more accounts designated by the Company.

(e)          In the event (i) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b) or Section 8.01(c), (ii) the limitations on Parent’s obligations set forth in Section 6.12(a) of the Parent Disclosure Schedule are the proximate cause of, or have proximately resulted in, (a) the failure of a condition set forth in Section 7.01(b) or Section 7.01(c) to be satisfied (in either case, a “Specified Regulatory Failed Condition”) prior to the End Date (in the case of a termination pursuant to Section 8.01(b)) or (b) the taking of the action by a Governmental Authority permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (in the case of a termination pursuant to Section 8.01(c)) and (iii) (A) if there was no Equity Assignment prior to such termination, at the time of such termination, the conditions set forth in Section 7.01 (other than (x) the relevant failed Specified Regulatory Failed Condition in the case of a termination pursuant to Section 8.01(b) or (y) the condition set forth in Section 7.01(b) in the case of a termination pursuant to Section 8.01(c)) and, in the case of both (x) and (y), Section 7.02 shall have been satisfied or validly waived (except for those conditions which by their nature are to be satisfied at the Closing provided that such conditions would be satisfied as of the date of termination if the Closing were to occur on the date of such termination) and (B) if there was an Equity Assignment prior to such termination, (1) the conditions set forth in Section 7.02(a) through Section 7.02(e) (the “Test Date Conditions”) shall have all been satisfied as of the later of (x) the Equity Assignment Date and (y) the first date as of which, but for the relevant Specified Regulatory Failed Condition  failing to be satisfied, the Closing would have been required to occur (such later date, the “Test Date”) (except, in each case, for those conditions which by their nature are to be satisfied at the Closing provided that such conditions would be satisfied as of the Test Date if the Closing were to occur on the Test Date), (2) any failure of the Test Date Conditions to be satisfied on the date of such termination was not proximately caused by a breach of the Company’s obligations under Section 6.12 or any Willful and Material Breach of any of the Company’s other obligations under this Agreement and (3) at the time of such termination, the conditions set forth in Section 7.01 (other than (x) the relevant failed Specified Regulatory Failed Condition in the case of a termination pursuant to Section 8.01(b) or (y) the condition set forth in Section 7.01(b) in the case of a termination pursuant to Section 8.01(c)) and Section 7.02 (other than the Test Date Conditions) shall have been satisfied or validly waived (except for those conditions which by their nature are to be satisfied at the Closing provided that such conditions would be satisfied as of the date of termination if the Closing were to occur on the date of such termination), Parent shall promptly (and in any event within three (3) Business Days) pay to the Company a termination fee of $25,300,000 (the “Regulatory Termination Fee”) by wire transfer of same-day funds to one or more accounts designated by the Company. In addition, in the event (i) an Equity Assignment has occurred and the Test Date (if later than the Equity Assignment Date) has passed, (ii) the Test Date Conditions shall have all been satisfied as of the Test Date (except, in each case, for those conditions which by their nature are to be satisfied at the Closing provided that such conditions would be satisfied as of the Test Date if the Closing were to occur on the Test Date), and (iii) this Agreement is thereafter terminated by Parent pursuant to Section 8.01(e) for a breach by the Company other than a breach of the Company’s obligations under Section 6.12 or any Willful and Material Breach of any of the Company’s other obligations under this Agreement, Parent shall promptly (and in any event within three (3) Business Days) pay to the Company the Regulatory Termination Fee. Notwithstanding anything to the contrary contained in this Agreement, in the event of a termination of this Agreement under circumstances in which the Regulatory Termination Fee would become payable, but at the time of such termination the Company would have otherwise been entitled to terminate this Agreement pursuant to Section 8.01(f) or Section 8.01(i), then the Parent Termination Fee shall be payable in accordance with the terms of Section 9.04(d) in lieu of the Regulatory Termination Fee. No payment by Parent of the Regulatory Termination Fee will limit Parent’s right to liabilities or damages arising out of the Company’s Willful and Material Breach in accordance with Section 8.02.

(f)           For the avoidance of doubt, any payment made by the Company of the Company Termination Fee or made by Parent of either the Parent Termination Fee or the Regulatory Termination Fee shall be payable only once, whether or not the Company Termination Fee or either the Parent Termination Fee or the Regulatory Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. In no event shall Parent be obligated to pay both the Parent Termination Fee and the Regulatory Termination Fee.

(g)          In the event that Parent shall receive full payment of the Company Termination Fee pursuant to this Section 9.04(g), the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any Parent Related Party shall be entitled to bring or maintain any Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding). Notwithstanding the foregoing, this Section 9.04(g) will not relieve the Company from any liability for any fraud.

(h)          Notwithstanding anything to the contrary set forth in this Agreement, the Company expressly acknowledges and agrees that, in the event that either the Parent Termination Fee is payable pursuant to Section 9.04(d) or the Regulatory Termination Fee is payable pursuant to Section 9.04(e) and except for specific performance to the extent permitted by and subject to the limitations in Section 9.09 and the third sentence of this Section 9.04(h), then the Company’s receipt of the Parent Termination Fee or the Regulatory Termination Fee, as applicable, together with any Reimbursement Obligations and any Enforcement Costs (subject to the Expense Cap), shall be the sole and exclusive remedy of the Company, its Subsidiaries, their respective Affiliates or any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents, Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, the “Company Related Parties”) against (A) Parent or Merger Sub or (B) the Equity Investor and Parent’s, Merger Sub’s and the Equity Investor’s respective Affiliates or Non-Recourse Parties or any of their or their respective Affiliates’ or Non-Recourse Parties’ respective former, current or future directors, officers, employees, general or limited partners, mangers, members, direct or indirect equityholders, controlling persons, attorneys, assignees, agents or Representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, the “Parent Related Parties”) or (C) the Debt Financing Related Parties, for, or with respect to, this Agreement, the Equity Commitment Letters, the Guarantees, the Financing or the transactions contemplated hereby or thereby (including breach of this Agreement (whether such breach is knowing, deliberate, willful, intentional, a Willful and Material Breach or otherwise)), the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure, and none of the Company Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any such losses or damages (including in respect of any oral representation made or alleged to be made in connection herewith). Notwithstanding anything to the contrary contained in this Agreement, if Parent or Merger Sub breaches this Agreement (whether such breach is knowing, deliberate, willful, intentional, a Willful and Material Breach or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, intentional, a Willful and Material Breach or otherwise), then, except for specific performance to the extent permitted by and subject to the limitations in Section 9.09, the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub or any related Parent Related Party or the Debt Financing Related Parties for any breach, loss or failure to perform, which recourse shall be solely against Parent or Merger Sub to the extent provided herein and subject to the limitations set forth herein and/or the Guarantors under the Guarantees (to the extent provided therein and subject to the limitations set forth therein), will be (A) if applicable, for the Company to terminate this Agreement under the circumstances in which the Parent Termination Fee is payable pursuant to Section 9.04(d) and for the Company to receive the Parent Termination Fee from Parent, together with any Reimbursement Obligations and any Enforcement Costs (subject to the Expense Cap), from Parent (or the Guarantors under the Guarantees, to the extent provided therein and subject to the limitations set forth therein) or (B) for the Company to terminate this Agreement and seek to recover monetary damages (not to exceed the amount of the Parent Termination Fee) from Parent or Merger Sub for Willful and Material Breach (or the Guarantors under the Guarantees, to the extent provided therein and subject to the limitations set forth therein); provided that in no event will the Company or any Company Related Party seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award, any monetary damages of any kind, including consequential, special, indirect or punitive damages (other than the payment by Parent (or the Guarantors under and in accordance with the Guarantees to the extent provided therein and subject to the limitations therein) of the Parent Termination Fee to the extent payable by Parent pursuant to Section 9.04(d)), together with any Reimbursement Obligations and any Enforcement Costs (subject to the Expense Cap), against the Parent Related Parties.  While the Company shall be entitled to pursue both a grant of specific performance pursuant to Section 9.09 and the payment of the Parent Termination Fee, the Regulatory Termination Fee, any Reimbursement Obligations and/or any Enforcement Costs (subject to the Expense Cap), in no event shall the Company be entitled to both (i) obtain an order for specific performance pursuant to Section 9.09 to enforce Parent’s and Merger Sub’s obligations to consummate the Closing and cause the Equity Financing to be funded on the terms and subject to the conditions set forth herein and (ii) receive the Parent Termination Fee if payable pursuant to Section 9.04(d) or the Regulatory Termination Fee pursuant to Section 9.04(e), together with any Reimbursement Obligations and any Enforcement Costs (subject to the Expense Cap) (or, for the avoidance of doubt, any monetary damages). If Parent fails to timely pay the Parent Termination Fee or the Regulatory Termination Fee when due and the Company commences a suit which results in a final, non-appealable judgment against Parent for the payment to the Company of the Parent Termination Fee or the Regulatory Termination Fee, as applicable, or any portion thereof, then Parent shall pay the Company (A) the Company’s reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees of outside counsel) in connection with such suit, together with (B) interest on the Parent Termination Fee or the Regulatory Termination Fee, as applicable, at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (any such amounts of costs, expenses and interest, the “Enforcement Costs”). Any Reimbursement Obligations and Enforcement Expenses shall not exceed $5,000,000 in the aggregate (the “Expense Cap”). Notwithstanding anything to the contrary herein, nothing in this Section 9.04(h) will limit the obligations of Parent (or its applicable Affiliate party to the Confidentiality Agreement) with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the maximum aggregate liability (including in the case of fraud or Willful and Material Breach) of Parent and Merger Sub hereunder (and of the Guarantors under the Guarantees) exceed the sum of the Parent Termination Fee and the Expense Cap.

(i)          The parties hereto acknowledge and agree that the agreements contained in this Section 9.04 are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee specified in this Section 9.04, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate such other parties, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

Section 9.05          Assignment; Benefit.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may (a) assign all or any portion of their rights and obligations pursuant to this Agreement from and after the Effective Time to any wholly-owned Subsidiaries or Affiliates and (b) pledge this Agreement to any lender of Parent or Merger Sub as security for the obligation of such lender in respect of providing the Financing.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) the rights of the Indemnified Parties as set forth in Section 6.11 and Section 6.13, (b) the rights of the Parent Related Parties and Company Related Parties pursuant to Section 8.02, (c) the rights of the Non-Recourse Parties pursuant to Section 9.16 and (d) the rights of the Debt Financing Related Parties pursuant to Section 9.17.

Section 9.06          Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules that would cause the application of law of any jurisdiction other than those of the State of Delaware.

Section 9.07          Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought and determined exclusively in the Delaware Court of Chancery or, if that court does not have subject matter jurisdiction, the state or federal courts in the State of Delaware (the “Delaware Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts.  Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08.

Section 9.09          Specific Performance.

(a)          Subject to the limitations set forth herein, the parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled pursuant to Section 8.02 or Section 9.04, at law or in equity, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.  Notwithstanding anything to the contrary in this Agreement, the parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 8.01, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to consummate the Closing on the terms and conditions set forth herein and cause the Equity Financing to be funded under each of the Equity Commitment Letters (including to cause Parent to enforce the obligations of the Equity Investors under the respective Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the respective Equity Commitment Letter) if, and only if, (1) all of the conditions set forth in Section 7.01 and Section 7.02 of this Agreement have been and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided, that those conditions could be satisfied if the Closing were to occur), (2) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 7.03 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that they would be willing to waive any unsatisfied conditions in Section 7.03 and (y) they are ready, willing, and able to consummate the Closing if specific performance is granted and the Debt Financing is funded, (3) the Debt Financing has been funded or will be funded at the Closing (in each case, in accordance with the terms and conditions thereof) and (4) the Merger has not been consummated in accordance with Section 2.01, and under no other circumstances.  For the avoidance of doubt, if the Debt Financing has not been funded and will not be funded at the Closing for any reason (including a breach of Section 6.17), the Company shall not be entitled to enforce Parent’s and Merger Sub’s obligation to consummate the Merger and the Equity Investor’s obligation to provide the Equity Financing pursuant to this Section 9.09. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.

(b)          Subject to Section 9.04(h), the parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

(c)          In no event shall the Company seek or permit to be sought on behalf of the Company any monetary damages of any kind, including consequential, indirect, or punitive damages, from any officer, director, agent or employee of Parent or Merger Sub any Parent Related Party, in connection with this Agreement or the transactions contemplated by this Agreement (other than as expressly provided by Section 8.02 (subject to Section 9.04(h)) and this Section 9.09, and as expressly provided by and subject to the terms of the Equity Commitment Letters and the Guarantees).

(d)          Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 9.09 nor Section 9.04 shall limit in any way the remedies of the parties under the Confidentiality Agreement, as modified hereunder.

Section 9.10          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that the parties intend that the remedies and limitations thereon (including limitations on remedies in Section 9.04(h), Section 9.09, Section 9.16 and the other limitations on the liabilities of the Parent Related Parties) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable or subject to modification pursuant to the following sentence in any manner that increases any Parent Related Party’s liability or obligations in this Agreement or in connection with the Financing.  Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11          Parent Guarantee.  Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement.  As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.

Section 9.12          Entire Agreement; No Reliance; Access to Information.

(a)          This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, including the Company Disclosure Schedule, the CEO Support and Rollover Agreements and any other Rollover Agreements, the Equity Commitment Letters, the Guarantees and the letter agreement, dated as of the date hereof, by and among the Company, Parent, Merger Sub and Hux Investment Pte. Ltd., constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b)          Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 of this Agreement, the Company makes no other representations or warranties and hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c)          Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and received answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement.  Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

(d)          The Company agrees that, except for the representations and warranties contained in Article 5 of this Agreement, neither Parent nor Merger Sub makes any other representations or warranties, and the Company expressly disclaims any other representations or warranties made by Parent, Merger Sub, any of their respective Affiliates or the Representatives of any of the foregoing or any other Person, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or their respective Representatives or any other Person of any document or other information with respect to any one or more of the foregoing.

Section 9.13          Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14          Company Disclosure Schedule.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule if the relevance of such reference as a disclosure or exception to such other Section is reasonably apparent on its face. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Company Material Adverse Effect and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights (including any Intellectual Property), any Contract or agreement or any Applicable Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

Section 9.15          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.16          Non-Recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company or any of its Subsidiaries may assert in accordance with the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement. Except as set forth in this Agreement, the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement, no former, current or future officers, employees, directors, partners, direct or indirect equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated by this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated by this Agreement shall be sought or had against any Non-Recourse Party, except for claims that any party may assert (A) against another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the express terms of the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement.

Section 9.17          Debt Financing Related Parties. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby: (i) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, by or against any Debt Financing Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company in any such Proceeding shall be effective if notice is given in accordance with Section 9.01, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Debt Financing Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Related Parties will have any liability to the Company, its Subsidiaries and controlled Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise,(vii) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, Section 9.04(h), Section 9.05 and this Section 9.17, and (viii) Section 9.04(h), Section 9.05 and this Section 9.17 and the definitions of “Company Material Adverse Effect”, “Debt Financing”, “Debt Financing Sources” and “Debt Financing Related Parties” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Sections or provisions (including for the avoidance of doubt the definition of “Company Material Adverse Effect”)) in any way materially adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder to the extent set forth in the Debt Commitment Letter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZUORA, INC.

By:	/s/ Tien Tzuo

Name: Tien Tzuo

Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ZODIAC PURCHASER, L.L.C.

By:	Zodiac Guarantor, L.L.C., its managing member

By:	Zodiac Holdco, L.L.C., its managing member

By:	Silver Lake Alpine Associates II, L.P., its managing member

By:	SLAA II (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Joseph Osnoss

Name: Joseph Osnoss
Title: Managing Director

ZODIAC ACQUISITION SUB, INC.

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: President

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ZUORA, INC.

FIRST:  The name of the corporation is Zuora, Inc.

SECOND:  The address of the corporation’s registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).

FOURTH:  The total number of shares of stock, which the Corporation shall have authority to issue, is one hundred thousand (100,000) shares of common stock, par value $0.00001 per share.

FIFTH:  The board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.  Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH:  The duration of the corporation shall be perpetual.

SEVENTH:  Except as otherwise provided by the DGCL, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EXHIBIT B

Form of By-laws of Surviving Corporation

ZUORA, INC.

Incorporated under the Laws of the
State of Delaware

SECOND AMENDED AND RESTATED BYLAWS

ARTICLE I
OFFICES

Zuora, Inc. (the “Corporation”) shall maintain a registered office in the State of Delaware.  The Corporation may also have other offices at such places, either within or without the State of Delaware, as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

Section 1.  Annual Meeting:  The annual meeting of stockholders for the election of directors and the transaction of any other business as may properly come before such meeting shall be held on such date, at such time and place as may be designated from time to time by the Board of Directors, and set forth in the notice of such meeting. At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Certificate of Incorporation of the Company, as amended from time to time (the “Certificate of Incorporation”).

Section 2. Special Meetings:  Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors, the Chairman of the Board, or, if no Chairman has been elected, by the Chief Executive Officer, and shall be called by the Chairman of the Board or, if none, by the Chief Executive Officer at the request of the holders of shares of the issued and outstanding capital stock of the Corporation representing at least a majority of the votes entitled to be cast at a meeting of stockholders.  Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors and stated in the notice of such meeting.  Only if so determined by the Board of Directors, in its sole discretion, a meeting of stockholders may be held not at any place, but may instead be held solely by means of remote communication, as provided in the General Corporation Law of the State of Delaware.  At any special meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by Law or the Certificate of Incorporation.

Section 3.  Notice of Meeting:  Notice of the date, time and place of any stockholders' meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat not less than ten (10) nor more than fifty (50) days prior to the date of such meeting, in the manner prescribed by Law.  Notice of any adjourned meeting need not be given other than by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment.  Such further notice, if any, shall be given as may be required by Law.

Section 4.  Waiver of Notice:  Notice of meeting need not be given to any stockholder who submits a signed waiver of notice, in person or represented by proxy, whether before or after the meeting.  The attendance of any stockholder at a meeting, in person or represented by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such stockholder.

Section 5.  Quorum:  Any number of stockholders, who are entitled to vote, who hold shares of the issued and outstanding capital stock of the Corporation representing at least a majority of the votes entitled to be cast at a meeting of stockholders and who shall be present in person or represented by proxy at any meeting duly called shall constitute a quorum for all purposes except as may otherwise be provided by Law or the Certificate of Incorporation.

Section 6.  Adjournment of Meeting:  Whether or not a quorum is present, a meeting may be adjourned from time to time by the chairman of the meeting or by the affirmative vote of the stockholders present in person or represented by proxy and entitled to vote thereat holding shares representing at least a majority of the votes so present or represented and entitled to be cast (a “Majority Vote”), without notice other than by announcement at the meeting, until a quorum shall attend.  Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a Majority Vote.  At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.  When a quorum is once present, it is not broken by the subsequent withdrawal or departure of any stockholder.

Section 7.  Voting:  Each stockholder entitled to vote at any meeting may vote either in person or by proxy duly appointed.  Each stockholder of a class or series of stock other than Common Stock shall on each matter submitted to a vote at each meeting of the stockholders be entitled to such number of votes for each share of such stock as may be fixed in the Certificate of Incorporation, and each stockholder of Common Stock shall on each matter submitted to a vote at each meeting of the stockholders be entitled to one vote for each share of Common Stock, in each case registered in his name on the books of the Corporation on the date fixed as a record date for the determination of its stockholders entitled to vote, as hereinafter provided.  At all meetings of stockholders all matters, except as otherwise provided by Law, the Certificate of Incorporation or these Bylaws, shall be determined by a Majority Vote.  Where a separate vote by class is required, a majority of the votes represented by the shares of the stockholders of such class present in person or represented by proxy and entitled to be cast thereon shall be the act of such class.  Every proxy shall be revocable at the pleasure of the shareholder executing it, except in those cases where an irrevocable proxy is permitted by Law.

Unless required by Law or the Certificate of Incorporation, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot.  On a vote by ballot, each ballot shall state the number of shares voted.

3

Section 8.  Action by Stockholders Without a Meeting:  Whenever, under the Delaware General Corporation Law, stockholders are required or permitted to take any action by vote, such action may be taken without a meeting upon consent in writing or by electronic transmission, setting forth the action so taken, signed by a majority of the holders of all outstanding shares entitled to vote thereon.

Section 9.  List of Shareholders.  The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make a list of the shareholders entitled to vote at each meeting of shareholders, and make such list available for examination, in the manner prescribed by Law.

Section 10.  Inspectors.  The Board may, or if required by Law shall, appoint one or more inspectors to act at meeting of shareholders or any adjournment thereof, in the manner, and with the powers, duties and obligations, prescribed or permitted by Law.

ARTICLE III
DIRECTORS

Section 1.  Number and Qualifications:  The Board of Directors shall not be less than one (1) and shall consist of such number as may be fixed from time to time by resolution of the Board of Directors.  Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of the stockholders unless there shall be vacancies in the Board of Directors in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies.  All directors shall be at least eighteen years of age.  The directors need not be stockholders.

Section 2.  Responsibilities:  The general management of the affairs of the Corporation shall be vested in the Board of Directors, which may delegate to officers, employees and to committees of one (1) or more directors such powers and duties as it may from time to time see fit, subject to the limitations hereinafter set forth, and except as may otherwise be provided by Law.

Section 3.  Election and Term of Office:  Except as otherwise provided by Law or the Certificate of Incorporation, the directors shall be elected at each meeting of the shareholders for the election of directors at which a quorum is present by a plurality of the votes cast at such election.  If the election of directors shall not be held on the day designated by the Bylaws, the directors shall cause the same to be held as soon thereafter as may be convenient.  The directors chosen at any annual meeting shall hold office except as hereinafter provided, until the next annual election and until the election and qualification of their successors.

Section 4.  Removal and Resignation of Directors:  Any director may be removed from the Board of Directors, with or without cause, by a Majority Vote at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.  Any director may resign as a director or from membership in any committee of the Board at any time.  Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by an officer of the Corporation.  The acceptance of a resignation shall not be necessary to make it effective.

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Section 5.  Filling of Vacancies:  Any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum, provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal, and further provided, that if the directors fail to fill any such vacancy, the stockholders may fill such vacancy at the next annual meeting or at any special meeting called for that purpose.  In case of any increase in the number of directors, the additional directors may be elected by the vote of a majority of the directors in office prior to such increase.  Any person elected to fill a vacancy shall hold office, subject to the right of removal as herein before provided, until the next annual election and until the election and qualification of his or her successor.

Section 6.  Regular Meetings:  The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum is present.  Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 7.  Special Meetings:  Special meetings of the Board of Directors may be called at any time by the Chairman of the Board of Directors, if any, or by the Chief Executive Officer.

Section 8.  Notice and Place of Meetings:  Meetings of the Board of Directors may be held without notice at such time and place as shall be designated by resolution of the Board of Directors.  Notice of any special meeting shall be sufficiently given if mailed to each director at such director's residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or, if sent to such director at such place by telegraph, facsimile, cable or electronic transmission, or delivered personally or by telephone not later than twenty-four (24) hours prior to the time at which the meeting is to be held.  No notice of the annual meeting shall be required if held immediately after the annual meeting of the stockholders and if a quorum is present. Notice of meeting need not be given to any Director who submits a waiver of notice before or after the meeting, nor to any director who attends the meeting without protesting, at the beginning thereof, the lack of notice. Except as otherwise specifically required by Law or these Bylaws, a notice or waiver of notice of any regular or special meeting need not state the purposes of such meeting.

Section 9.  Business Transacted at Meetings:  Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by Law.

Section 10.  Quorum and Manner of Acting:  A majority of the entire Board of Directors shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors, unless otherwise provided by Law, the Certificate of Incorporation or these Bylaws.  Whether or not a quorum is present at a meeting of the Board of Directors, a majority of the directors present may adjourn the meeting to such time and place as they may determine without notice other than an announcement at the meeting.  The directors shall act only as a Board and the individual directors shall have no power as such unless expressly delegated by the Board or any duly constituted committee of the Board.

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Section 11.  Action Without a Meeting:  Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action.  The resolution and the consents thereto in writing or by electronic transmission by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board or committee.

Section 12.  Participation by Telephone:  Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other.  Participation by such means shall constitute the presence of the person at the meeting.

Section 13.  Compensation:  The Board of Directors may establish by resolution reasonable compensation for directors for services to the Corporation as a director, committee member or chairman of any committee and for attendance at each meeting of the Board of Directors or committee thereof.  Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

ARTICLE IV
COMMITTEES

Section 1.  Executive Committee:  The Board of Directors, by resolution passed by a majority of the entire Board of Directors, may designate one (1) or more directors to constitute an Executive Committee to hold office at the pleasure of the Board of Directors, which Committee shall, during the intervals between meetings of the Board of Directors, have and exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, subject only to such restrictions or limitations as the Board of Directors may from time to time specify, or as limited by Law, and shall have power to authorize the seal of the Corporation to be affixed to all instruments which may require it.  Any member of the Executive Committee may be removed at any time, with or without cause, by a resolution of a majority of the entire Board of Directors.  Any person ceasing to be a director shall ipso facto cease to be a member of the Executive Committee.  Any vacancy in the Executive Committee occurring from any cause whatsoever may be filled from among the directors by a resolution of a majority of the entire Board of Directors.

Section 2.  Other Committees:  The Board of Directors or any committee duly appointed by the Board of Directors may appoint other committees whose members are to be directors, and which committees shall exist for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the committee appointing them.  Any member of such a committee may be removed at any time, with or without cause, by the Board of Directors or the committee appointing such committee.  Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors or the committee appointing such committee.

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Section 3.  Powers of Committees.  Any Executive Committee or other committee, to the extent allowed by Law and provided in the resolution establishing such committee or in the Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, including the power to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law, the authority to issue shares, and the authority to declare a dividend, except as limited by Delaware General Corporation Law or other applicable Law, but no such committee shall have the power or authority in reference to the following matters:  (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Corporation.  All acts done by any committee within the scope of its powers and duties pursuant to these Bylaws and the resolutions adopted by the Board of Directors shall be deemed to be, and may be certified as being, done or conferred under authority of the Board of Directors.  The Secretary or any Assistant Secretary is empowered to certify that any resolution duly adopted by any such committee is binding upon the Corporation and to execute and deliver such certifications from time to time as may be necessary or proper to the conduct of the business of the Corporation.  The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any committee.  Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that any such committee shall not have nor exercise any authority of the Board.

Section 4.  Resignation:  Any member of a committee may resign at any time.  Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Chairman of the Board, or if none, by the Chief Executive Officer, any President or the Secretary.  The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 5.  Quorum:  A majority of the members of a committee shall constitute a quorum.  The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee.  The members of a committee shall act only as a committee, and the individual members thereof shall have no powers as such.

Section 6.  Record of Proceedings:  Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 7.  Organization, Meetings, Notices:  A committee may hold its meetings at the principal office of the Corporation, or at any other place upon which a majority of the committee may at any time agree.  Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings.  Unless otherwise ordered by the Executive Committee, any notice of a meeting of such Committee may be given by the Secretary or by the Chairman of the Committee and shall be sufficiently given if mailed to each member at such member's residence or usual place of business at least five (5) days before the day on which the meeting is to be held, or, if sent to him at such place by telegraph, facsimile, cable or electronic transmission, or delivered personally or by telephone, not later than twenty-four (24) hours prior to the time at which the meeting is to be held. Notice of meeting need not be given to any member of a committee who submits a waiver of notice before or after the meeting, nor to any member who attends the meeting without protesting, at the beginning thereof, the lack of notice.

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Section 8.  Compensation:  The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V
OFFICERS

Section 1.  Number:  The officers of the Corporation shall be a Chief Executive Officer, Presidents, a Secretary and a Treasurer, and such Vice Presidents and other officers as may be appointed in accordance with the provisions of Section 3 of this Article V.  The Board of Directors, in its discretion, may also elect a Chairman of the Board of Directors.

Section 2.          Election, Term of Office and Qualifications: The officers, except as provided in Section 3 of this Article V, shall be chosen by the Board of Directors.  Each such officer shall, except as herein otherwise provided, hold office until the selection and qualification of his or her successor.  The Chairman of the Board of Directors, if any, shall be a director of the Corporation, and should the Chairman cease to be a director, shall ipso facto cease to be such Officer.  Any two or more offices may be held by the same person, except the office of Secretary or as otherwise prohibited by Law.

Section 3.  Other Officers:  Other officers, including without limitation, one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers, may from time to time be appointed by the Board of Directors or committee thereof, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or committee appointing them.

Section 4.  Removal of Officers:  Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors.

Section 5.  Resignation:  Any officer of the Corporation may resign at any time.  Such resignation shall be in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by an officer of the Corporation. The acceptance of a resignation shall not be necessary in order to make it effective.

Section 6.  Filling of Vacancies:  A vacancy in any office shall be filled by the Board of Directors.

Section 7.  Compensation:  The compensation of the officers shall be fixed by the Board of Directors or by any officer(s) or committee to whom such authority may be delegated by the Board of Directors.

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Section 8.  Chairman of the Board of Directors:  The Chairman of the Board of Directors, if one is elected, shall be a director and may, but need not, be an employee of the Corporation or hold other offices in the Corporation.  The Chairman shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present.  The Chairman shall have power to call special meetings of the stockholders, the Board of Directors or of the Executive Committee at any time and shall have such power and perform such other duties as may from time to time be designated by the Board of Directors.

Section 9.  Chief Executive Officer.  The Chief Executive Officer the Corporation shall, subject to the provisions of these by-laws and the control of the board of directors, have general and active management, direction, and supervision over the business of the Corporation and over its officers. He shall perform all duties incident to the office of chief executive and such other duties as from time to time may be assigned to him by the board of directors or as may be provided in these by-laws and shall, in the absence of the Chairman of the Board, perform and carry out the functions of the Chairman of the Board.  The Chief Executive Officer shall designate the person or persons who shall exercise his powers and perform his duties in his absence or disability.

Section 9.  President:  Each President shall perform all such duties as from time to time may be assigned by the board of Directors or the Chief Executive Officer. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s inability or refusal to act, each President (and, if there shall be more than one, the Presidents in the order determined by the Board of Directors, or if there be no such determination, then the Presidents in the order of their appointment or if appointed simultaneously, the order in which their names appear in the instrument formalizing their appointment) shall perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to the restrictions placed upon the Chief Executive Officer in respect of the performance of such duties.

Section 10.  Vice Chairman of the Board:  One of the Vice Chairmen of the Board, if any are elected, shall, in the absence of the Chairman of the Board, preside at meetings of the stockholders and the Board of Directors.  They shall have such powers and perform such duties as usually pertain to the office of Vice Chairman of the Board and such other powers and duties as may from time to time be assigned to them by the Board of Directors.

Section 11.  Vice Presidents:  Each Senior Executive Vice President, Executive Vice President, Senior Vice President, First Vice President or Vice President shall have such powers and perform such duties as the Board of Directors or any President may from time to time prescribe, and shall perform such other duties as may be prescribed in these Bylaws.

Section 12.  Secretary:  The Secretary shall attend all meetings of the Board of Directors and of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any committee appointed by the Board of Directors.  The Secretary shall give or cause to be given notice of all meetings of stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors.  The Secretary shall keep in safe custody the seal of the Corporation and affix it to any instrument when so authorized by the Board of Directors and may attest the affixing by his or her signature. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

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Section 13.  Assistant Secretary:  Any Assistant Secretary shall be empowered and authorized to perform all of the duties of the Secretary in the absence of the Secretary and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors, the Secretary or these Bylaws.

Section 14.  Treasurer:  The Treasurer shall have the custody of the corporate funds and securities and shall cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by persons authorized by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to each President and the Directors at the regular meetings of the Board of Directors, or whenever they may require it, an account of all of the transactions effected by the Treasurer and of the financial condition of the Corporation.  The Treasurer may be required to give bond for the faithful discharge of his or her duties. He or she shall generally perform all duties appertaining to the office of treasurer of a corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws.

Section 15.  Assistant Treasurer:  Any Assistant Treasurer shall be empowered and authorized to perform all the duties of the Treasurer in the absence of the Treasurer and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors, the Treasurer or these Bylaws.

Section 16.  Other Officers.  The Board of Directors may designate such other officers having such duties and powers as it may specify from time to time.

ARTICLE VI
CAPITAL STOCK

Section 1.  Issue of Certificates of Stock:  Certificates of capital stock shall be in such form as shall be approved by the Board of Directors.  They shall be numbered in the order of their issue, and shall be signed by the Chairman of the Board, if any, any President or any Vice President (or a comparable officer), and the Secretary, Assistant Secretary, Treasurer or any Assistant Treasurer, and the seal of the Corporation or a facsimile thereof shall be impressed, affixed or reproduced thereon.  In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

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Section 2.  Registration and Transfer of Shares:  The name of each person owning a share of the capital stock of the Corporation together with the number of shares held by such person, the numbers of the certificates covering such shares and the dates of issue of such certificates shall be registered on the records of the Corporation by the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer.  The shares of stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.  A record shall be made of each transfer.  The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock.

Section 3.  Lost, Destroyed and Mutilated Certificates:  The holder of any stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor.  The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his legal representatives, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond, in such sum not exceeding twice the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liabilities arising therefrom, or may remit such owner to such remedy or remedies as such owner may have under the laws of the State of Delaware.

ARTICLE VII
DIVIDENDS AND SURPLUS

Section 1.  General Discretion of Directors:  The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any part of the surplus or net profits of the Corporation shall be declared in dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.  Dividends may be paid in cash, property or shares of capital stock.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 1.  Fiscal Year:  The fiscal year of the Corporation shall end on the 31st day of December in each year, unless the Board of Directors shall otherwise determine.

Section 2.  Corporate Seal:  The corporate seal shall be in such form as approved by the Board of Directors and may be altered at their pleasure.  The corporate seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced by the Secretary or Assistant Secretary.

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Section 3.  Notices:  Except as otherwise expressly provided herein, any notice required by these Bylaws to be given shall be sufficient if given by depositing the same in a post-office or letter box in a sealed wrapper with a first-class postage prepaid stamp thereon and addressed to the person entitled thereto at such person's business or home address, as the same appears upon the books of the Corporation, or by telephoning, telegraphing, faxing or cabling the same to such person at such address; and such notice shall be deemed to be given at the time it is mailed, telegraphed, faxed or cabled.

Section 4.  Waiver of Notice:  Any stockholder or director may at any time, by writing, by telegraph, by fax, by cable or by electronic transmission, waive any notice required to be given under these Bylaws, and if any stock-holder or director shall be present at any meeting, his presence shall constitute a waiver of such notice for such meeting, unless he protests his lack of notice by the end of the meeting.

Section 5.  Contracts, Checks, Drafts:  Except as otherwise required by Law, the Certificate of Incorporation or these Bylaws, any contracts, promissory notes, bonds or other certificates or evidences of indebtedness of the Corporation, checks, drafts, bills of exchange or other orders for the payment of money out of the funds of the Corporation or other instruments may be executed and delivered in the name and on behalf of the Corporation by such persons as the Board of Directors or a duly authorized committee thereof may from time to time direct or as may be designated by any officer or officers of the Corporation to whom such power of designation may from time to time be delegated by the Board.  Such authority may be general or confined to specific instances as the Board or such officer may determine.  Unless authorized by the Board of Directors or expressly permitted by these Bylaws, any officer or agent or employee shall not have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it pecuniarily liable for any purpose or to any amount.

Section 6.  Deposits:  All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as persons authorized by the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, and other orders for the payment of money which are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation, or by such person as the Board of Directors may authorize for that purpose.

Section 7.  Voting Stock of Subsidiary Corporations:  Powers of attorney, proxies, waivers of notice of meetings, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, any President, the Secretary or a Vice President (or comparable officer).  Any such officer may, in the name and on behalf of the Corporation, take all such action as the officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation, company, partnership or other entity in which the Corporation may own securities, or to execute written consents in lieu thereof.  At any such meeting, or in giving any such consent, the officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.  The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

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Section 8.  Cessation of Officership and Directorship:  The authority granted by name to any individual shall immediately cease in the event that such individual ceases to be an officer or director of the Corporation or an affiliate thereof, unless otherwise provided by the Board of Directors.

Section 9.  Definitions.  As used in these Bylaws, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies; the term “Law” means the Delaware General Corporation Law and any other applicable law, rule or regulation and, to the extent binding on the Corporation, the constitutions, rules and regulations of any exchange on which securities of the Corporation are listed, or of which the Corporation is a member,  or of any self-regulatory organization having jurisdiction or authority over the Corporation.

ARTICLE IX
INDEMNIFICATION

Section 1.  Indemnification of Officers and Directors.  Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article IX, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’heirs, executors and administrators. Notwithstanding the foregoing, subject to Article IX, Section 5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board of Directors.

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Section 2.  Advance of Expenses.  The Corporation shall pay all expenses (including attorneys’fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article IX or otherwise.

Section 3.  Non-Exclusivity of Rights.  The rights conferred on any person in this Article IX shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article IX shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article IX.

Section 4.  Indemnification Contracts.  The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article IX.

Section 5.   Right of Indemnitee to Bring Suit.  The following shall apply to the extent not in conflict with any indemnification contract provided for in Article IX, Section 4 of these Bylaws.

5.1. Right to Bring Suit. If a claim under Article IX, Section 1 or 2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the Delaware General Corporation Law (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.

5.2. Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

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5.3. Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX, or otherwise, shall be on the Corporation.

Section 6.  Nature of Rights.  The rights conferred upon Indemnitees in this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article IX that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article IX with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

Section 7.  Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 8.  Severability.  If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE X
AMENDMENTS

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these Bylaws; provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any Bylaws made by the Board of Directors, and to enact Bylaws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors.

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EXHIBIT C

Form of Voting, Support and Rollover Agreement

VOTING, SUPPORT AND ROLLOVER AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 17, 2024, by and among Zodiac Purchaser, L.L.C., a Delaware limited liability company (“Parent”), Zodiac Holdco, L.L.C., a Delaware limited liability company and an indirect parent company of Parent (“TopCo”), Silver Lake Alpine II, L.P., a Delaware limited liability company (solely for purposes of Section 4.1(h) and Section 11.18), and the stockholders of Zuora, Inc. a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and the Company.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Zodiac Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and/or Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”, together with Class A Common Stock, the “Company Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with such Stockholder’s Additional Shares, such Stockholder’s “Covered Shares”);

WHEREAS, the special committee of the Company Board established by the Company Board (the “Special Committee”) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board determine that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interest of the Company and the Unaffiliated Company Stockholders and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that, subject to approval by the Company Board, the Company Board submit the Merger Agreement to the Company’s stockholders entitled to vote thereon for adoption thereby and resolve to recommend that such stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, the Company Board, upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger Agreement be submitted to the Company’s stockholders entitled to vote thereon for adoption thereby and resolved to recommend that such stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, immediately prior to but contingent upon the Closing in accordance with the Merger Agreement, each Stockholder desires to transfer, contribute and deliver to TopCo the Rollover Shares (as defined below) held by such Stockholder in exchange for the issuance by TopCo to such Stockholder of a number of common units of TopCo (“TopCo Common Units”) and preferred units of TopCo (“TopCo Preferred Units” and, together with the TopCo Common Units, “TopCo Units”), as determined in accordance with this Agreement;

WHEREAS, it is the express purpose and intent of the parties that this Agreement constitutes an exception to a Transfer (as defined in Article V of the amended and restated certificate of incorporation of the Company (the “Charter”)) pursuant to clause (k)(vi) of such definition; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Additional Shares” means, with respect to a Stockholder, any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

“Aggregate Rolled Value” means $70,000,000 or such greater amount determined in accordance with Section 4.1(i).

“Expiration Time” means the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

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“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting agreement, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 and (iii) with respect to Company Stock Options, Company RSUs or Company PSUs, any Lien created by the terms of any applicable Company Stock Plan or award agreement thereunder.

“Rolled Value” means, with respect to any Rollover Shares the aggregate amount of Merger Consideration that the holder of such Rollover Shares would have received as of the Effective Time if such Rollover Shares were converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

“Rollover Shares” means, with respect to any Stockholder, such number of Owned Shares with an aggregate Rolled Value for all Rollover Shares equal to the Aggregate Rolled Value.

“Transfer” means (a) any direct or indirect offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of Applicable Law or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of Applicable Law or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, (e) with respect to Covered Shares that are shares of Class B Common Stock, any other action that would constitute a Transfer (as defined in Article V of the Charter) of such shares or (f) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c), (d) or (e) above; provided, that Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer.

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2.         Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to and to cause each of its Affiliates not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares (except as provided in this Section 2), other than with the prior written consent of Parent; provided, however, that any Stockholder may, (a) with respect to Covered Shares that are shares of Class B Common Stock, Transfer any such Covered Shares to any Permitted Transferee of Stockholder (as defined in Section 5(g), Article V of the Charter), and (b) with respect to Covered Shares that are shares of Class A Common Stock, Transfer any such Covered Shares (i) by will or by operation of law or other Transfers for estate planning purposes, (ii) underlying such Stockholder’s Company Stock Options, Company RSUs and/or Company PSUs for the net settlement of such Company Options, Company RSUs and/or Company PSUs in order to satisfy any tax withholding obligation or to pay the exercise price of such Company Stock Options, (iii) to any stockholder, member or partner of any Stockholder which is an entity and under common control with such Stockholder, and (iv) to any Affiliate of Stockholder under common control with such Stockholder, in each case of clauses (a) and (b), only if such transferee of such Covered Shares, as a condition to such transfer, evidences in writing in a form reasonably satisfactory to Purchaser such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void ab initio and of no effect whatsoever. If any involuntary Transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares). To the extent requested by Parent, each Stockholder shall promptly surrender or cause to be surrendered the certificate(s), if any, representing any Covered Shares owned beneficially or of record from time to time by the Stockholder so that the transfer agent of such Covered Shares may affix onto such certificate(s) an appropriate legend referencing the restrictions on transfer and ownership set forth in this Agreement. Each Stockholder further acknowledges and agrees that, with respect to any Covered Shares owned beneficially or of record by such Stockholder that are uncertificated, this Agreement shall constitute notice to such Stockholder of any legend that would be set forth on any certificate representing such Covered Shares if such Covered Shares were represented by a certificate. Each Stockholder agrees that it shall not, and shall cause its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger Agreement (it being understood that any agreements or arrangements with Parent or its Affiliates shall not result in a breach of this sentence).

3.           Agreement to Vote the Covered Shares.

3.1      Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement or recess thereof), and in connection with any request for an action by consent of the Company’s stockholders in lieu of a meeting, each Stockholder shall vote (including via proxy) or execute and deliver a consent with respect to, all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) or execute and deliver a consent with respect to all of such Stockholder’s Covered Shares):

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 (a)     in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement;

 (b)       in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and

 (c)       against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination of the Merger Agreement or a breach of any covenant, representation or warranty, or any other obligation or agreement of such Stockholder under this Agreement, (ii) any Acquisition Proposal or any action or proposal in furtherance of any Acquisition Proposal, including, in each case, any Superior Proposal, without regard to the terms thereof, and (iii) any action, proposal, transaction or agreement that would change in any manner the voting rights of any shares of the Company (including, without limitation, any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, division, statutory conversion, statutory transfer, domestication or continuance or similar transaction,  any amendment, modification, supplement and/or restatement of the Company’s certificate of incorporation, bylaws or other organizational or governing documents, any sale, lease, sublease, exchange, license, sub-license, or other disposition of all or a material portion of the assets of the Company or any of its subsidiaries).

3.2      Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement or recess thereof), each Stockholder shall appear in person at such meeting or shall cause such Stockholder’s Covered Shares to be represented by proxy  and shall otherwise cause all of such Stockholder’s Covered Shares to be counted for the purposes of establishing a quorum at such meeting (or, with respect to any such Covered Shares that such Stockholder owns beneficially but not of record, such Stockholder shall cause the holder(s) of record of such shares  as of any applicable record date for determining such stockholders entitled to vote at the meeting to be represented in person or by such proxy at such meeting as provided herein and to be counted as present for purposes of establishing a quorum).   Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 3.1 hereof in the event the Stockholder fails to comply with its obligation under this Agreement or attempts or purports to vote (or provide consent with respect to), or cause any other Person to vote or provide consent with respect to, the Stockholder’s Covered Shares in a manner inconsistent with the terms of this Agreement.  This proxy and power of attorney is given to secure the performance of the duties of the Stockholder under this Agreement.  The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Shares.  The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.   The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

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3.3      Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Authority of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

4.           Rollover Transaction.

4.1     Rollover.  At the Rollover Closing (as defined below), upon the terms and subject to the conditions of this Agreement, each Stockholder and TopCo hereby agree to take the following actions:

 (a)      Each Stockholder shall transfer, contribute and deliver to TopCo the Rollover Shares held by such Stockholder, in each case, free and clear of any Liens (other than restrictions under the Securities Act and applicable state securities Laws) (the “Rollover Contribution”).

 (b)      Immediately after the Rollover Contribution, TopCo shall (i) transfer, contribute and deliver (or cause to be transferred, contributed and delivered) such Rollover Shares to Parent and (ii) issue to such Stockholder a number of TopCo Units that have a value (determined based on (A) the number TopCo Preferred Units issued multiplied by the price per TopCo Preferred Unit plus (B) the number of TopCo Common Units Issued multiplied by the price per TopCo Common Unit) equal to the Rolled Value of the Rollover Shares delivered by such Stockholder pursuant to the Rollover Contribution. The ratio of TopCo Preferred Units to TopCo Common Units issued to the Stockholders pursuant to this Section 4.1(b) shall be subject to Exhibit B.

 (c)      Each Stockholder acknowledges and agrees that such Stockholder shall not receive any cash payments under the Merger Agreement for the Rollover Shares delivered by such Stockholder pursuant to the Rollover Contribution, including the Merger Consideration or any payments under Section 2.06 of the Merger Agreement.

 (d)      No later than 30 days prior to the Closing, each Stockholder shall update Schedule B; provided that the aggregate Rolled Value of all Rollover Shares shall equal the Aggregate Rolled Value. Following completion of Schedule B, the Rollover Shares and their corresponding Rolled Value, with respect to each Stockholder, will be set forth on Schedule B. Tien Tzuo may update Schedule B (on behalf of himself and the other Stockholders) by written notice to TopCo up until the date falling 15 days prior to the Closing; provided that the aggregate Rolled Value of all Rollover Shares shall equal the Aggregate Rolled Value.

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 (e)     The parties hereto intend that, for U.S. federal and applicable state and local income Tax purposes, the transfer of the Rollover Shares to TopCo by the Stockholders in exchange for TopCo Units, together with the contribution of cash or other property to TopCo by the other members of TopCo, shall be treated as a transaction described under Section 351(a) of the Code (and, for the avoidance of doubt, the sale of all Owned Shares (other than the Rollover Shares) to Parent by the Stockholders in exchange for cash shall be treated as a sale or exchange governed by Section 1001 of the Code). The parties hereto also intend that, for U.S. federal and applicable state and local income Tax purposes, TopCo’s contribution of the Rollover Shares down to Parent in exchange for units of Parent, together with the contribution of cash or other property, is treated as a transaction described under Section 351(a) of the Code.  The parties hereto shall report such transfers for U.S. federal and applicable state and local income Tax purposes in accordance therewith, and no party shall take any position inconsistent therewith unless required to do so pursuant to a determination under Section 1313(a) of the Code.

 (f)       Rollover Closing. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 4.1(g), the closing of the transactions contemplated hereby (the “Rollover Closing”) will take place immediately prior to, but subject to the substantially simultaneous occurrence of, the Closing.

 (g)      Conditions to Obligations. The obligations of TopCo and the Stockholders to consummate the Rollover Closing shall be subject to the satisfaction (or waiver pursuant to the Merger Agreement) of all of the conditions to the consummation of the Merger as set forth in the Merger Agreement, other than Section 7.02(f) (Occurrence of CEO Rollover) of the Merger Agreement.

 (h)     Governance Agreements. The parties hereto shall negotiate in good faith and execute and deliver to the other parties hereto and other members of TopCo at the Rollover Closing, an amended and restated limited liability company agreement of TopCo reflecting the applicable terms set forth on Exhibit B, and such other governing, organizational or other applicable agreements or documents of TopCo that reflect the applicable terms set forth on Exhibit B hereto (collectively, the “Governance Agreements”); provided that, notwithstanding the foregoing, in the event that the Governance Agreements are not executed at the Rollover Closing, (i) TopCo and the Stockholders shall (and TopCo shall cause its other members to) enter into, execute and deliver the Governance Agreements as soon as reasonably practicable thereafter and (ii) to the extent applicable, the terms set forth on Exhibit B shall be binding on the parties until such time that such agreements are executed and delivered.

 (i)      Rollover Value. From the date hereof until October 31, 2024, the Stockholders (acting together) may give notice (the “Upsize Notice”) to the other parties hereto of their intention to increase the Aggregate Rollover Value by an amount up to $30,000,000 (the “Upsize”). Following receipt of the Upsize Notice, the Investors may, on written notice to the Stockholders given no later than 30 days following the date of the Upsize Notice and in their sole discretion, accept some or all of the Upsize and such amount shall be added to the Aggregate Rollover Value for the purposes of this Agreement.

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5.           Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Applicable Law, alleging a breach of any duty of the Company Board, the Special Committee, Parent or Merger Sub in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that each Stockholder shall be entitled to participate in any class action (I) in which such Stockholder is not a named defendant and (II) such Stockholder did not directly or indirectly commence.

6.          Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or any such Stockholder, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

7.           Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

7.1      Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentations contemplated hereby. If an entity, such Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement and the other definitive documentations contemplated hereby, the performance of such Stockholder’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been (or, in case of the other definitive documentations contemplated hereby, will at the Rollover Closing be) validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 8.2(b), no other consents or authorizations are required to give effect to this Agreement or the other definitive documentations contemplated hereby or the transactions contemplated hereby or thereby. This Agreement has been, and the other definitive documentations contemplated hereby will at the Rollover Closing be, duly and validly executed and delivered by such Stockholder, and this Agreement constitutes, and the other definitive documentations contemplated hereby will at the Rollover Closing constitute, a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Applicable Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. If such Stockholder is an individual and is married, and any of the Covered Shares or Rollover Shares constitute community property or spousal approval is otherwise necessary for this Agreement or any definitive documentation contemplated hereby to be legal, binding and enforceable, such Stockholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms.

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7.2    Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) subject only to community property laws, if applicable, such Stockholder has sole voting power over all of such Stockholder’s Covered Shares and no person (other than such Stockholder and any person under common control with such Stockholder) has a right to acquire any of the Covered Shares held by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares, except as set forth on Schedule A.

7.3     Ownership of the Rollover Shares. As of immediately prior to the Rollover Closing, such Stockholder will hold, directly or indirectly, of record and beneficially own its respective Rollover Shares as set forth on Schedule B (as may be updated in accordance with this Agreement), free and clear of all Liens.  As of the date hereof and on the date of the Rollover Closing, such Stockholder will not be a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement or applicable Company employee equity plans) that could require, or restrict or impair the ability of, such Stockholder to sell, transfer, or otherwise dispose of any of its respective Rollover Shares.

7.4      No Conflict; Consents.

 (a)       The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement does not and will not: (i) violate any Applicable Laws applicable to such Stockholder or (ii) result in any breach of or constitute a default under any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not delay or impair in any respect the ability of such Stockholder to perform its obligations under this Agreement.

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 (b)      No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

7.5      Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7.6     Brokers. No broker, finder, financial advisor, investment banker or other agent is entitled to any brokerage, finder’s, financial advisor’s, investment banking or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

7.7      Rollover Shares Unregistered. Such Stockholder has been advised by TopCo that:

 (a)      following the consummation of the Merger, the TopCo Units will not be registered under the Securities Act or under any state securities Law;

 (b)      such Stockholder must continue to bear the economic risk of the investment in the TopCo Units unless and until the offer and sale of such TopCo Units are subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available;

 (c)      following the consummation of the Merger, it is not anticipated that there will be any public market for the TopCo Units in the foreseeable future; and

 (d)     following the consummation of the Merger, a notation shall be made in the appropriate records of the applicable entity indicating that the TopCo Units are subject to restrictions on transfer and, if the applicable entity should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the TopCo Units.

7.8      Investment Representation.

 (a)      such Stockholder’s financial situation is such that such Stockholder can afford to bear the economic risk of holding the Rollover Shares for an indefinite period of time, has adequate means for providing for such Stockholder’s current needs and personal contingencies, and can afford to suffer a complete loss of such Stockholder’s investment in the Rollover Shares;

 (b)       such Stockholder’s knowledge and experience in financial and business matters are such that such Stockholder is capable of evaluating the merits and risks of the continued investment in the TopCo Units;

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 (c)     such Stockholder has been given the opportunity to ask questions of, and to receive answers from, TopCo and its representatives concerning TopCo, Parent, Merger Sub, the Transaction and the other transactions contemplated by the Merger Agreement and the terms and conditions of the waiver of the right to receive cash consideration for the TopCo Units in connection with the Merger;

 (d)     such Stockholder holds the applicable Rollover Shares, and will holder the TopCo Units, for such Stockholder’s own account, not as nominee or agent, and not with a view to the resale or distribution thereof;

 (e)      such Stockholder understands that, following the Closing, the consolidated total indebtedness of the Company Entities and their Subsidiaries may be significantly greater than the consolidated total indebtedness of the Company Entities and their Subsidiaries prior to the Closing Date;

 (f)      such Stockholder is (i) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or (ii) an entity in which all equity owners are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act;

 (g)     nothing contained in this Agreement shall be deemed to obligate TopCo, Parent or any of their respective Affiliates to employ such Stockholder in any capacity whatsoever or to prohibit or restrict TopCo, Parent or any of their respective Affiliates, from terminating the employment of such Stockholder at any time or for any reason whatsoever, with or without cause (subject to any terms of employment contained in any separate agreement between TopCo, Parent or any of their respective Affiliates and such Stockholder) or as set forth on Exhibit B.

8.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

8.1      Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentations contemplated hereby. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement and the other definitive documentations contemplated hereby, the performance of Parent’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereunder has been (or, in case of the other definitive documentations contemplated hereby, will at the Rollover Closing be) validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.4(b), no other consents or authorizations are required to give effect to this Agreement or the other definitive documentations contemplated hereby or the transactions contemplated by this Agreement or the other definitive documentations contemplated hereby. This Agreement has been, and the other definitive documentations contemplated hereby will at the Rollover Closing be, duly and validly executed and delivered by Parent, and this Agreement constitutes, and the other definitive documentations contemplated hereby will at the Rollover Closing constitute, a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Applicable Laws affecting creditors’ rights and remedies generally.

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8.2      No Conflict; Consents.

 (a)      The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Applicable Laws applicable to Parent, or (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

 (b)      No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3      Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8.4      Business Activities. TopCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Merger Agreement, has engaged in no other business activities or operations other than (i) as contemplated by this Agreement, the Merger Agreement and matters ancillary thereto or related to the Merger contemplated by this Agreement and the Merger Agreement or (ii) such activities or operations that would not materially delay or materially impair the consummation of the transactions contemplated hereby.

9.           No Solicitation.

9.1     Subject in all cases to Section 6, each Stockholder agrees that it will not take, and will cause its Affiliates (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries or its or their Representatives) not to take, any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 6.02 of the Merger Agreement.  Without limiting the foregoing, until the date that is three (3) months following any termination of the Merger Agreement, each Stockholder agrees that it will not engage in any discussions with respect to, vote for, consent to or otherwise support any Acquisition Proposal (including any Superior Proposal) if the transaction contemplated by such Acquisition Proposal is one in which Tien Tzuo or any of the other Stockholders may be viewed as conflicted, including by participating as a rollover investor, unless such transaction is conditioned ab initio on, in addition to any other vote required, (i) the approval and recommendation to the Company Board by the Special Committee and (ii) subject to a non-waivable approval of a majority of the voting power of disinterested stockholders of the Company entitled to vote thereon.

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9.2      Each Stockholder covenants and agrees that, except for this Agreement, until the Expiration Time, the Stockholder shall not, and shall not permit any Person under the Stockholder’s control, to (x) enter into, any voting agreement or voting trust with respect to any Covered Shares, or (y) except as expressly set forth herein, grant a proxy, consent or power of attorney with respect to any Covered Shares.

10.         Proxy Statement; SEC Filings and Schedule 13D. Each Stockholder will provide information reasonably requested by the Company in connection with the preparation of any SEC filing (including the Proxy Statement and Schedule 13e-3 that Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”).  To the knowledge of each Stockholder, the information supplied by such Stockholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any other SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution of this Agreement, Parent and the Stockholders shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby. Parent shall (i) provide the Stockholders and the Stockholders’ counsel a reasonable opportunity to review drafts of the SEC Filings prior to filing the SEC Filings with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholders, their outside counsel and other Representatives. Parent and the Stockholders shall (A) provide each other and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties, their outside counsel and their other Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Stockholders, as applicable, from amending any such Schedule 13D.  The Stockholders will reasonably assist and cooperate with Parent in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and any other SEC Filings and the resolution of any comments thereto received from the SEC.

11.          Miscellaneous.

11.1   No Ownership Interest. Except as expressly provided in Section 4 with respect to the Rollover Shares following the consummation of the Rollover Closing, nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein. Parent and each Stockholder acknowledge and agree that this Agreement constitutes, for the purposes of Article V of the Charter, a voting agreement to which the Company is a party.

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11.2     Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. No waiver by any party of its rights hereunder shall be effective against such party unless the same shall be in writing.  No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.4     Expenses. Except as otherwise provided, all costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

11.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.5):

 (i)        if to the Stockholders, to:

 c/o the Company

 Attention:

 Email:

  with a copy (which shall not constitute notice) to:

 Sullivan & Cromwell LLP
 125 Broad St
 New York, NY 10004

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 Attention:   Melissa Sawyer
  Peter Jones

 Email:         sawyerm@sullcrom.com
   jonesp@sullcrom.com

 (ii)       if to Parent or TopCo, to:

 Silver Lake
 2775 Sand Hill Road
 Suite 100
 Menlo Park, CA 94025
 Attention:
 Email:

 with a copy to:

 Silver Lake
 55 Hudson Yards
 40th Floor
 New York, NY 10001
 Attention:
 Email:

 with a copy (which shall not constitute notice) to:

 Simpson Thacher & Bartlett LLP
 425 Lexington Avenue
 New York, NY 10017
 Attention:   Elizabeth A. Cooper
  Louis Argentieri
 Email:         ecooper@stblaw.com
  louis.argentieri@stblaw.com

 (iii)          if to Company, to:

 Zuora, Inc.
 101 Redwood Shores Parkway
 Redwood City, CA 94065
 Attention:
 Email:

with a copy (which shall not constitute notice) to:

 Goodwin Procter LLP
 620 Eighth Avenue
 New York, New York 10018

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 Attention:   Joshua M. Zachariah
      Michael R. Patrone
         James Ding
 Email: jzachariah@goodwinlaw.com
  mpatrone@goodwinlaw.com
  jding@goodwinlaw.com

 and

 Freshfields Bruckhaus Deringer US LLP
 3 World Trade Center
 175 Greenwich Street
 New York, NY 10007
 Attention:   Ethan A. Klingsberg
  Sarah K. Solum
  Steven Y. Li
 Email: ethan.klingsberg@freshfields.com
  sarah.solum@freshfields.com
             steven.li@freshfields.com

11.6     Enforcement; Exclusive Jurisdiction.

 (a)      The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

 (b)      In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 11.6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent and the Stockholders agrees that a final judgment in any Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

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11.7    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8     Documentation and Information.

 (a)    Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by Applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Authority. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.

 (b)      If applicable and to the extent required under Applicable Law, such Stockholder shall promptly and in accordance with Applicable Law amend their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement.

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11.9   Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.10  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.11   Reliance. Each Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and the Stockholder’s Representatives have had the full right and opportunity to consult with the Stockholder’s attorney, to the extent, if any, desired, they availed themselves of this right and opportunity, they have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by its counsel, they are fully aware of the contents thereof and its meaning, intent and legal effect, that the Stockholder’s signatory hereto is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

11.12   Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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11.13  Assignment; Third Party Beneficiary. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided that the Company is an express third party beneficiary of Section 4.1(a) and may specifically enforce the Rollover Contribution at the Rollover Closing on the terms and subject to the conditions set forth in this Agreement.

11.14   Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  Without limiting the foregoing, if any term or other provision of this Agreement would cause an automatic conversion of any of the Covered Shares from Class B Common Stock to Class A Common Stock pursuant to Article V, Section 2 of the Charter, such term or provision shall be severed from this Agreement, null and void ab initio and of no effect whatsoever, with the express purpose and intent that no such conversion shall be deemed to have occurred by virtue of the execution, delivery or performance of this Agreement.

11.15  Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.16  Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent or any Stockholder in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Applicable Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

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11.17  Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.18  No Recourse. All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement.

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11.19  Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time, or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces the amount or changes the form or type of Merger Consideration (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement or any increase in the Merger Consideration), materially reduces, or imposes any material conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder under the Merger Agreement in accordance with the terms thereof; provided that (i) the last sentence of Section 9.1 shall survive until the date that is three (3) months following the termination of the Merger Agreement and (ii) the provisions of this Section 11 (except for Section 11.8(b)) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Stockholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a willful breach of this Agreement by such Stockholder.

11.20   Special Committee Approval. For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed in writing by the Special Committee or its designees. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ZODIAC PURCHASER, L.L.C.

By:	Zodiac Guarantor, L.L.C., its managing member

By:	Zodiac Holdco, L.L.C., its managing member

By:	Silver Lake Alpine Associates II, L.P., its managing member

By:	SLAA II (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:
Name:	Joseph Osnoss
Title:	Managing Director

TOPCO:

ZODIAC HOLDCO, L.L.C.

By:	Silver Lake Alpine Associates II, L.P., its managing member

By:	SLAA II (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:
Name:	Joseph Osnoss
Title:	Managing Director

SILVER LAKE ALPINE II, L.P., solely for purposes of Section 4.1(h) and Section 11.18

By:	Silver Lake Alpine Associates II, L.P., its general partner

By:	SLAA II (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:
Name:	Joseph Osnoss
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TIEN TZUO

By:
Name:
Title:

70 THIRTY TRUST

By:
Name:	Tien Tzuo
Title:	Trustee

NEXT LEFT TRUST

By:
Name:	Tien Tzuo
Title:	Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZUORA, INC.

By:
Name: Tien Tzuo
Title: Chief Executive Officer

Schedule A

Stockholder	Shares of Company Common Stock	Company Stock Options / Company RSUs
The Next Left Trust	640,542 Class B Common Stock	-
70 Thirty Trust	7,698,605 Class B Common Stock	-
Tien Tzuo	63,312 Class A Common Stock	362,406 Class B Common Stock Options/RSUs/PSUs 3,087,408 Class A Common Stock Options/RSUs/PSUs

Schedule B

ROLLOVER SHARES1

Stockholder	Class of Shares	Number of Shares	Rolled Value of Shares[2]

1 Tien Tzuo to designate Rollover Shares in accordance with Section 4.1(d).
2 Based on Merger Consideration.

Exhibit A

Spousal Consent

I, [___], spouse of [___], acknowledge that I have read the Voting and Support Agreement, dated as of [___], 2024, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any inter-est I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
Signature of Spouse

Address of Spouse:

Telephone:
Email:

Exhibit B

ROLLOVER EQUITY TERM SHEET

[Omitted.]